Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA
The following table presents selected historical consolidated financial data as of December 31, 2008, 2007 and 2006, derived from our audited consolidated financial statements, which are included elsewhere herein. The table also presents selected historical consolidated financial data as of December 31, 2005 and 2004 derived from our audited consolidated financial statements, which are not included herein. The selected financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Result of Operations” and the historical consolidated financial statements and notes thereto for years 2008, 2007 and 2006 which are included elsewhere herein. The historical results do not necessarily indicate results expected for any future period.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Statement of Operations Data:
Parking services revenue:
Lease contracts	$154,311	$145,327	$153,336	$154,099	$148,752
Management contracts	145,828	119,612	106,554	93,876	83,712
Reimbursement of management contract expense	400,621	356,782	346,055	338,679	331,171

Total revenue	700,760	621,721	605,945	586,654	563,635
Cost of parking services:
Lease contracts	140,058	129,550	139,043	141,037	134,548
Management contracts	69,285	49,726	44,990	37,101	34,029
Reimbursed management contract expense	400,621	356,782	346,055	338,679	331,171

Total cost of parking services	609,964	536,058	530,088	516,817	499,748
Gross profit:
Lease contracts	14,253	15,777	14,293	13,062	14,204
Management contracts	76,543	69,886	61,564	56,775	49,683

Total gross profit	90,796	85,663	75,857	69,837	63,887
General and administrative expenses	47,619	44,796	41,228	38,922	33,470
Depreciation and amortization	6,059	5,335	5,638	6,427	6,957
Management fee-parent company	—	—	—	—	1,500
Non-cash stock option compensation expense	—	—	—	—	2,299
Valuation allowance related to long-term receivables	—	—	—	900	—

Operating income	37,118	35,532	28,991	23,588	19,661
Interest expense	6,476	7,056	8,296	9,398	13,369
Interest income	(173)	(610)	(552)	(841)	(534)
Gain on extinguishment of debt	—	—	—	—	(3,832)

	6,303	6,446	7,744	8,557	9,003

Income before income taxes	30,815	29,086	21,247	15,031	10,658
Income tax expense (benefit)(1)	11,622	11,267	(14,880)	(14)	(112)

Net income before preferred stock dividends and increase in value of common stock subject to put/call	19,193	17,819	36,127	15,045	10,770
Preferred stock dividends	—	—	—	—	(7,243)
Increase in value of common stock subject to put/call	—	—	—	—	(538)

Net income	19,193	17,819	36,127	15,045	2,989
Less: Net income attributable to noncontrolling interest	148	446	376	326	349

Net income attributable to Standard Parking Corporation	$19,045	$17,373	$35,751	$14,719	$2,640

Balance Sheet Data (at end of year):
Cash and cash equivalents	$8,301	$8,466	$8,058	$10,777	$10,360
Total assets	229,241	215,388	212,528	201,353	195,102
Total debt	125,064	80,363	85,665	92,108	109,750
Convertible redeemable preferred stock, series D	—	—	—	1	1
Standard Parking Corporation Common stockholders’ equity	1,017	39,339	41,253	24,412	15,339

(1)	2006 results include a reduction in the valuation allowance for net operating loss carryforwards and other deferred tax assets of $23,924.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our results of operations should be read in conjunction with the “Selected Financial Data” and our consolidated financial statements and the related notes included elsewhere herein. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth in Item 1A “Risk Factors” and elsewhere herein.
Overview
Our Business
We manage parking facilities in urban markets and at airports across the United States and in three Canadian provinces. We do not own any facilities, but instead enter into contractual relationships with property owners or managers.
We operate our clients’ properties through two types of arrangements: management contracts and leases. Under a management contract, we typically receive a base monthly fee for managing the facility, and we may also receive an incentive fee based on the achievement of facility performance objectives. We also receive fees for ancillary services. Typically, all of the underlying revenues and expenses under a standard management contract flow through to our clients rather than to us. However, some management contracts, which are referred to as “reverse” management contracts, usually provide for larger management fees and require us to pay various costs. Under lease arrangements, we generally pay to the property owner either a fixed annual rent, a percentage of gross customer collections or a combination thereof. We collect all revenues under lease arrangements and we are responsible for most operating expenses, but we are typically not responsible for major maintenance, capital expenditures or real estate taxes. Margins for lease contracts vary significantly, not only due to operating performance, but also due to variability of parking rates in different cities and varying space utilization by parking facility type and location. As of December 31, 2008, we operated 90% of our locations under management contracts and 10% under leases.
In evaluating our financial condition and operating performance, management’s primary focus is on our gross profit, total general and administrative expense and general and administrative expense as a percentage of our gross profit. Although the underlying economics to us of management contracts and leases are similar, the manner in which we are required to account for them differs. Revenue from leases includes all gross customer collections derived from our leased locations (net of parking tax), whereas revenue from management contracts only includes our contractually agreed upon management fees and amounts attributable to ancillary services. Gross customer collections at facilities under management contracts, therefore, are not included in our revenue. Accordingly, while a change in the proportion of our operating agreements that are structured as leases versus management contracts may cause significant fluctuations in reported revenue and expense of parking services, that change will not artificially affect our gross profit. For example, as of December 31, 2008, 90% of our locations were operated under management contracts and 84% of our gross profit for the year ended December 31, 2008 was derived from management contracts. Only 49% of total revenue (excluding reimbursement of management contract expenses), however, was from management contracts because under those contracts the revenue collected from parking customers belongs to our clients. Therefore, gross profit and total general and administrative expense, rather than revenue, are management’s primary focus.
General Business Trends
We believe that sophisticated commercial real estate developers and property managers and owners recognize the potential for parking and related services to be a profit generator rather than a cost center. Often, the parking experience makes both the first and the last impressions on their properties’ tenants and visitors. By outsourcing these services, they are able to capture additional profit by leveraging the unique operational skills and controls that an experienced parking management company can offer. Our ability to consistently deliver a uniformly high level of parking and related services and maximize the profit to our clients improves our ability to win contracts and retain existing locations. Our location retention rate for the twelve month periods ended December 31, 2008 and December 31, 2007 was 89% and 91%, respectively, which also reflects our decision not to renew, or terminate, unprofitable contracts.
We are also experiencing an increase in our ability to leverage existing relationships to increase the scope of services provided, thereby increasing the profit per location. For the year ended December 31, 2008 compared to the year ended December 31, 2007, we improved average gross profit per location by 2.0% from $40.2 thousand to $41.0 thousand.

Summary of Operating Facilities
We focus our operations in core markets where a concentration of locations improves customer service levels and operating margins. The following table reflects our facilities operated at the end of the years indicated:

	December 31,	December 31,	December 31,
	2008	2007	2006
Managed facilities	1,986	1,893	1,733
Leased facilities	229	238	245

Total facilities	2,215	2,131	1,978

Revenue
We recognize parking services revenue from lease and management contracts as the related services are provided. Substantially all of our revenues come from the following two sources:
•	Parking services revenue—lease contracts. Parking services revenues related to lease contracts consist of all revenue received at a leased facility, including parking receipts (net of parking tax), consulting and real estate development fees, gains on sales of contracts and payments for exercising termination rights.
•	Parking services revenue—management contracts. Management contract revenue consists of management fees, including both fixed and performance-based fees, and amounts attributable to ancillary services such as accounting, equipment leasing, payments received for exercising termination rights, consulting, development fees, gains on sales of contracts, insurance and other value-added services with respect to managed locations. We believe we generally purchase required insurance at lower rates than our clients can obtain on their own because we effectively self-insure for all liability and worker’s compensation claims by maintaining a large per-claim deductible. As a result, we have generated operating income on the insurance provided under our management contracts by focusing on our risk management efforts and controlling losses. Management contract revenues do not include gross customer collections at the managed locations as this revenue belongs to the property owner rather than to us. Management contracts generally provide us with a management fee regardless of the operating performance of the underlying facility.
•	Conversions. Conversions between type of contracts, lease or management, are typically determined by our clients and not us. Although the underlying economics to us of management contracts and leases are similar, the manner in which we account for them differs substantially.
Reimbursement of Management Contract Expense
Reimbursement of management contract expense consists of the direct reimbursement from the property owner for operating expenses incurred under a management contract.
Cost of Parking Services
Our cost of parking services consists of the following:
•	Cost of parking services—lease contracts. The cost of parking services under a lease arrangement consists of contractual rental fees paid to the facility owner and all operating expenses incurred in connection with operating the leased facility. Contractual fees paid to the facility owner are generally based on either a fixed contractual amount or a percentage of gross revenue or a combination thereof. Generally, under a lease arrangement we are not responsible for major capital expenditures or real estate taxes.
•	Cost of parking services—management contracts. The cost of parking services under a management contract is generally the responsibility of the facility owner. As a result, these costs are not included in our results of operations. However, our reverse management contracts, which typically provide for larger management fees, do require us to pay for certain costs.

Gross Profit
Gross profit equals our revenue less the cost of generating such revenue. This is the key metric we use to examine our performance because it captures the underlying economic benefit to us of both lease contracts and management contracts.
General and Administrative Expenses
General and administrative expenses include salaries, wages, payroll taxes, insurance, travel and office related expenses for our headquarters, field offices, supervisory employees, chairman of the board and board of directors.
Depreciation and Amortization
Depreciation is determined using a straight-line method over the estimated useful lives of the various asset classes or in the case of leasehold improvements, over the initial term of the operating lease or its useful life, whichever is shorter. Intangible assets determined to have finite lives are amortized over their remaining useful life.
Valuation Allowance Related to Long-Term Receivables
Valuation allowance related to long-term receivables is recorded when there is an extended length of time estimated for collection of long-term receivables.
Seasonality
During the first quarter of each year, seasonality impacts our performance with regard to moderating revenues, with the reduced levels of travel most clearly reflected in the parking activity associated with our airport and hotel businesses as well as increases in certain costs of parking services, such as snow removal, both of which negatively affect gross profit. Although our revenues and profitability are affected by the seasonality of the business, general and administrative costs are relatively stable throughout the fiscal year. See Item 6, “Selected Financial Data,” for further information.
Results of Operations
Fiscal 2008 Compared to Fiscal 2007
The following table presents the material factors that impact our revenue.

	Year Ended
	December 31,		Variance
	2008	2007	Amount	%
		(in millions)
Lease contract revenue:
New location	$9.4	$2.5	$6.9	276.0
Contract expirations	4.1	8.9	(4.8)	(53.9)
Same location:
Short-term parking	85.7	84.9	0.8	0.9
Monthly parking	41.8	39.8	2.0	5.0

Total same location	127.5	124.7	2.8	2.2
Conversions	5.1	8.2	(3.1)	(37.8)
Acquisitions	8.2	1.0	7.2	720.0

Total lease contract revenue	$154.3	$145.3	$9.0	6.2

Management contract revenue:
New location	$25.7	$8.2	$17.5	213.4
Contract expirations	8.2	17.6	(9.4)	(53.4)
Same location	102.3	91.7	10.6	11.6
Conversions	0.3	0.2	0.1	50.0
Acquisitions	9.3	1.9	7.4	389.5

Total management contract revenue	$145.8	$119.6	$26.2	21.9

Reimbursement of management contract expense	$400.6	$356.8	$43.8	12.3

Parking services revenue—lease contracts. Lease contract revenue increased $9.0 million, or 6.2%, to $154.3 million for the year ended December 31, 2008, compared to $145.3 million in the year-ago period. The increase resulted primarily from our acquisitions, revenue from new locations exceeding decreases in revenue from contract expirations and fewer leased contracts that converted from management contracts during the current year. Same location revenue for those facilities, which as of December 31, 2008 have been operational a minimum of 24 months, increased 2.2%. Revenue associated with contract expirations relates to contracts that expired during the current period. In addition, we recorded $1.4 million in 2008 related to the Hurricane Katrina settlement, which was included in contract expirations.
Parking services revenue—management contracts. Management contract revenue increased $26.2 million, or 21.9%, to $145.8 million for the year ended December 31, 2008, compared to $119.6 million in the year-ago period. The increase resulted primarily from new locations and acquisitions which more than offset the decrease in revenue from contract expirations. Same locations revenue for those facilities, which as of December 31, 2008 have been operational a minimum of 24 months, increased 11.6%. In addition, we recorded $0.2 million related to the Hurricane Katrina settlement, which was included in contract expirations.
Reimbursement of management contract expense. Reimbursement of management contract expenses increased $43.8 million, or 12.3%, to $400.6 million for the year ended December 31, 2008, compared to $356.8 million in the year-ago period. This increase resulted from additional reimbursements for costs incurred on behalf of owners.
The following table presents the material factors that impact our cost of parking services.

	Year Ended
	December 31,		Variance
	2008	2007	Amount	%
		(in millions)
Cost of parking services lease contracts:
New location	$9.0	$2.5	$6.5	260.0
Contract expirations	2.0	5.9	(3.9)	(66.1)
Same location:
Rent	89.3	86.8	2.5	2.9
Payroll and payroll related	17.3	17.1	0.2	1.2
Other operating costs	10.8	9.0	1.8	20.0

Total same location	117.4	112.9	4.5	4.0
Conversions	4.4	7.4	(3.0)	(40.5)
Acquisitions	7.3	0.9	6.4	711.1

Total cost of parking services lease contracts	$140.1	$129.6	$10.5	8.1

Cost of parking services management contracts:
New locations	$15.7	$5.6	$10.1	180.4
Contract expirations	5.1	10.6	(5.5)	(51.9)
Same location:
Payroll and payroll related	26.0	26.6	(0.6)	(2.3)
Other operating expenses	16.2	5.7	10.5	184.2

Total same location	42.2	32.3	9.9	30.7
Conversions	—	—	—	—
Acquisitions	6.3	1.2	5.1	425.0

Total cost of parking services management contracts	$69.3	$49.7	$19.6	39.4

Reimbursed management contract expense	$400.6	$356.8	$43.8	12.3

Cost of parking services—lease contracts. Cost of parking services for lease contracts increased $10.5 million, or 8.1%, to $140.1 million for the year ended December 31, 2008, compared to $129.6 million in the year-ago period. The increase resulted primarily from new locations and acquisitions which more than offset the decreases in costs from contract expirations and fewer locations that converted from management contracts during the current year. Same locations costs for those facilities which as of December 31, 2008 have been operational a minimum of 24 months increased 4.0%. Same location rent expense for lease contracts increased primarily as a result of contingent rental payments on the increase in revenue for same locations. The increase in other operating costs for lease contracts primarily result from increases in snow removal costs and garage supplies.

Cost of parking services—management contracts. Cost of parking services for management contracts increased $19.6 million, or 39.4%, to $69.3 million for the year ended December 31, 2008, compared to $49.7 million in the year-ago period. The increase resulted primarily from new locations and acquisitions which more than offset the decrease in costs from contract expirations. There was no impact on costs for those management contracts which converted to a lease contract. Same location costs for those facilities, which as of December 31, 2008 have been operational a minimum of 24 months, increased 30.7%. Same location increase in operating expenses for management contracts primarily result from increases in snow removal costs and garage supplies.
Reimbursed management contract expense. Reimbursed management contract expense increased $43.8 million, or 12.3%, to $400.6 million for the year ended December 31, 2008, compared to $356.8 million in the year-ago period. This increase resulted from additional reimbursed cost incurred on the behalf of owners.
The following table presents the material changes to the gross profit and gross profit percentage on our lease and management contracts.

	Year Ended
	December 31,		Variance
	2008	2007	Amount	%
		(in millions)
Gross profit lease contracts:
New location	$0.4	$—	$0.4	100.0
Contract expirations	2.1	3.0	(0.9)	(30.0)
Same location	10.1	11.8	(1.7)	(14.4)
Conversions	0.7	0.8	(0.1)	(12.5)
Acquisitions	0.9	0.1	0.8	800.0

Total gross profit lease contracts	$14.2	$15.7	$(1.5)	(9.6)

Gross profit percentage lease contracts:
New location	4.3%	—
Contract expirations	51.2%	33.7%
Same location	7.9%	9.5%
Conversions	13.7%	9.8%
Acquisitions	11.0%	10.0%

Total gross profit percentage lease contracts	9.2%	10.8%

Gross profit management contracts:
New location	$10.0	$2.6	$7.4	284.6
Contract expirations	3.1	7.0	(3.9)	(55.7)
Same location	60.1	59.4	0.7	1.2
Conversions	0.3	0.2	0.1	50.0
Acquisitions	3.0	0.7	2.3	328.6

Total gross profit management contracts	$76.5	$69.9	$6.6	9.4

Gross profit percentage management contracts:
New location	38.9%	31.7%
Contract expirations	37.8%	39.8%
Same location	58.7%	64.8%
Conversions	100.0%	100.0%
Acquisitions	32.3%	36.8%

Total gross profit percentage management contracts	52.5%	58.4%

Gross profit—lease contracts. Gross profit for lease contracts decreased $1.5 million, or 9.6%, to $14.2 million for the year ended December 31, 2008, compared to $15.7 million in the year-ago period. Gross profit percentage for lease contracts decreased to 9.2% for the year ended December 31, 2008, compared to 10.8% in the year-ago period. Gross profit lease contracts decreases on same locations were primarily the result of increases in other operating costs as described under the cost of parking services lease contracts. Gross profit percentage on acquisitions were higher than our average for lease contracts however, were not sufficient to offset the decline in same locations.

Gross profit—management contracts. Gross profit for management contracts increased $6.6 million, or 9.4%, to $76.5 million for the year ended December 31, 2008, compared to $69.9 million in the year-ago period. Gross profit percentage for management contracts decreased to 52.5% for the year ended December 31, 2008, compared to 58.4% in the year-ago period. Gross profit for management contracts increases were primarily the result of our new locations and our acquisitions. Gross profit percentage on same locations accounted for most of the decline on a percentage basis.
General and administrative expenses. General and administrative expenses increased $2.8 million, or 6.3%, to $47.6 million for the year ended December 31, 2008, compared to $44.8 million in the year-ago period. This increase resulted from increases in payroll and payroll related expenses of $1.7 million, increases resulting from acquisitions of $1.2 million and a $0.1 decrease in other operating expenses, which included $0.4 million from the Hurricane Katrina settlement.
Interest expense. Interest expense decreased $0.6 million, or 8.4%, to $6.5 million for the year ended December 31, 2008, as compared to $7.1 million in the year-ago period. This decrease resulted primarily from the decrease in the borrowing rate on our senior credit facility.
Interest Income. Interest Income decreased $0.4 million, or 66.7%, to $0.2 million for the year ended December 31, 2008, as compared to $0.6 million in the year-ago period. This decrease resulted from reduction of repayments received in 2007 for interest bearing guarantor payments related to Bradley International Airport.
Income tax expense. Income tax expense increased $0.3 million, or 2.7%, to $11.6 million for the year ended December 31, 2008, as compared to $11.3 million in the year-ago period. This increase resulted from taxes on increased earnings partially offset by a reduction in our effective tax rate. The effective tax rate for the year ended December 31, 2008 was 37.9% compared to 39.3% for the year-ago period.
Segments
SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources. The CODM, as defined by SFAS 131, is our President and Chief Executive Officer (“CEO”).
The Company is managed based on regions administered by executive vice presidents. Three regions are generally organized geographically with the fourth region encompassing major airports and transportation operations nationwide. The following is a summary of revenues (excluding reimbursement of management contract expenses) by region for the years ended December 31, 2008 and 2007. Information related to prior years has been recast to conform to the new region alignment.
Region One encompasses Delaware, District of Columbia, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Minnesota, Missouri, New Hampshire, New Jersey, New York, North Carolina, Ohio, Rhode Island, Vermont, Virginia, and Wisconsin.
Region Two encompasses Alabama, British Columbia, Florida, Georgia, Louisiana, Ontario, Tennessee, and Texas.
Region Three encompasses Arizona, California, Colorado, Hawaii, Nevada, Utah, Washington, and Wyoming.
Region Four encompasses all major airport and transportation operations nationwide.
Other consists of ancillary revenue that is not specifically identifiable to a region and reserve adjustments related to prior years.

The following tables present the material factors that impact our financial statements on an operating segment basis.
Segment revenue information is summarized as follows:

	Year Ended December 31,
	Region One		Region Two		Region Three		Region Four		Other		Total
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	(in millions)
Lease contract revenue:
New location	$5.1	$2.1	$3.5	$0.1	$0.8	$0.3	$—	$—	$—	$—	$9.4	$2.5
Contract expirations	1.0	3.1	2.1	1.2	0.9	3.7	—	0.5	0.1	0.4	4.1	8.9
Same location	57.0	54.5	11.9	11.7	17.0	16.9	41.6	41.6	—	—	127.5	124.7
Conversions	2.1	2.2	—	0.7	0.8	2.6	2.2	2.7	—	—	5.1	8.2
Acquisitions	7.8	0.8	—	—	0.4	0.2	—	—	—	—	8.2	1.0

Total lease contract revenue	$73.0	$62.7	$17.5	$13.7	$19.9	$23.7	$43.8	$44.8	$0.1	$0.4	$154.3	$145.3

Management contract revenue:
New location	$7.9	$3.1	$3.8	$1.1	$5.9	$1.6	$8.1	$2.4	$—	$—	$25.7	$8.2
Contract expirations	2.3	7.8	2.9	4.3	2.9	5.2	0.1	0.3	—	—	8.2	17.6
Same location	35.7	32.8	11.5	9.8	30.8	29.4	24.6	21.9	(0.3)	(2.2)	102.3	91.7
Conversions	0.1	0.2	—	—	0.2	—	—	—	—	—	0.3	0.2
Acquisitions	3.1	0.3	—	—	6.2	1.6	—	—	—	—	9.3	1.9

Total management contract revenue	$49.1	$44.2	$18.2	$15.2	$46.0	$37.8	$32.8	$24.6	$(0.3)	$(2.2)	$145.8	$119.6

Regions one, two and three recorded an increase in new location leases and increases in same location revenue. The client base for region four currently prefers the structure of management contracts to lease contracts, therefore no new lease contracts were operational in 2008 and conversions to leases were less than the prior year. In addition, same location revenue in region four was consistent with the prior year due to the economic impact of reduced travel.
All regions recorded increases in management contract revenue from new locations and same location revenue compared to the prior year. Region four added new services to existing contracts which accounted for the increase in same location revenue.
Segment cost of parking services information is summarized as follows:

	Year Ended December 31,
	Region One		Region Two		Region Three		Region Four		Other		Total
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	(in millions)
Cost of parking services lease contracts:
New location	$4.7	$2.2	$3.6	$0.1	$0.7	$0.2	$—	$—	$—	$—	$9.0	$2.5
Contract expirations	1.0	2.8	—	(0.5)	1.0	2.9	—	0.4	—	0.3	2.0	5.9
Same location	52.8	49.5	10.5	10.5	15.5	15.6	38.5	37.9	0.1	(0.6)	117.4	112.9
Conversions	2.0	1.9	—	0.5	0.7	2.6	1.7	2.4	—	—	4.4	7.4
Acquisitions	6.9	0.7	—	—	0.4	0.2	—	—	—	—	7.3	0.9

Total cost of parking services lease contracts	$67.4	$57.1	$14.1	$10.6	$18.3	$21.5	$40.2	$40.7	$0.1	$(0.3)	$140.1	$129.6

Cost of parking services management contracts:
New location	$4.2	$2.0	$2.1	$0.5	$2.8	$0.8	$6.6	$2.3	$—	$—	$15.7	$5.6
Contract expirations	0.9	3.4	2.4	4.3	1.6	2.5	0.2	0.4	—	—	5.1	10.6
Same location	15.4	12.3	2.7	2.2	14.6	12.9	11.7	9.5	(2.2)	(4.6)	42.2	32.3
Conversions	—	—	—	—	—	—	—	—	—	—	—	—
Acquisitions	1.5	—	—	—	4.8	1.2	—	—	—	—	6.3	1.2

Total cost of parking services management contracts	$22.0	$17.7	$7.2	$7.0	$23.8	$17.4	$18.5	$12.2	$(2.2)	$(4.6)	$69.3	$49.7

Region one has the highest proportion of lease contracts and this region covers states that are impacted to a greater extent by weather related costs such as snow removal costs, which are our responsibility.

All regions experienced same location increases in cost that approximated the aggregate amount, with no significant variances between them. The other region amounts in same location costs primarily represent prior year insurance reserve adjustments.
Segment gross profit/gross profit percentage information is summarized as follows:

	Year Ended December 31,
	Region One		Region Two		Region Three		Region Four		Other		Total
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	(in millions)
Gross profit lease contracts:
New location	$0.4	$(0.1)	$(0.1)	$—	$0.1	$0.1	$—	$—	$—	$—	$0.4	$—
Contract expirations	—	0.3	2.1	1.7	(0.1)	0.8	—	0.1	0.1	0.1	2.1	3.0
Same location	4.2	5.0	1.4	1.2	1.5	1.3	3.1	3.7	(0.1)	0.6	10.1	11.8
Conversions	0.1	0.3	—	0.2	0.1	—	0.5	0.3	—	—	0.7	0.8
Acquisitions	0.9	0.1	—	—	—	—	—	—	—	—	0.9	0.1

Total gross profit lease contracts	$5.6	$5.6	$3.4	$3.1	$1.6	$2.2	$3.6	$4.1	$—	$0.7	$14.2	$15.7

	(percentages)
Gross profit percentage lease contracts:
New location	7.8	(4.8)	(2.9)	—	12.5	33.3	—	—	—	—	4.3	—
Contract expirations	—	9.7	100.0	141.7	(11.1)	21.6	—	20.0	100.0	25.0	51.2	33.7
Same location	7.4	9.2	11.8	10.3	8.8	7.7	7.5	8.9	—	—	7.9	9.5
Conversions	4.8	13.6	—	28.6	12.5	—	22.7	11.1	—	—	13.7	9.8
Acquisitions	11.5	12.5	—	—	—	—	—	—	—	—	11.0	10.0

Total gross profit percentage	7.7	8.9	19.4	22.6	8.0	9.3	8.2	9.2	—	175.0	9.2	10.8

	(in millions)
Gross profit management contracts:
New location	$3.7	$1.1	$1.7	$0.6	$3.1	$0.8	$1.5	$0.1	$—	$—	$10.0	$2.6
Contract expirations	1.4	4.4	0.5	—	1.3	2.7	(0.1)	(0.1)	—	—	3.1	7.0
Same location	20.3	20.5	8.8	7.6	16.2	16.5	12.9	12.4	1.9	2.4	60.1	59.4
Conversions	0.1	0.2	—	—	0.2	—	—	—	—	—	0.3	0.2
Acquisitions	1.6	0.3	—	—	1.4	0.4	—	—	—	—	3.0	0.7

Total gross profit management contracts	$27.1	$26.5	$11.0	$8.2	$22.2	$20.4	$14.3	$12.4	$1.9	$2.4	$76.5	$69.9

	(percentages)
Gross profit percentage management contracts:
New location	46.8	35.5	44.7	54.5	52.5	50.0	18.5	4.2	—	—	38.9	31.7
Contract expirations	60.9	56.4	17.2	—	44.8	51.9	(100.0)	(33.3)	—	—	37.8	39.8
Same location	56.9	62.5	76.5	77.6	52.6	56.1	52.4	56.6	(633.3)	(109.1)	58.7	64.8
Conversions	100.0	100.0	—	—	100.0	—	—	—	—	—	100.0	100.0
Acquisitions	51.6	100.0	—	—	22.6	25.0	—	—	—	—	32.3	36.8

Total gross profit percentage	55.2	60.0	60.4	53.9	48.3	54.0	43.6	50.4	(633.3)	109.1	52.5	58.4

Gross profit for lease contracts for region three declined primarily due to contract expirations in 2008 that were profitable for us in 2007. Regions one and four experienced declines in same location profit primarily due to the increase in operating costs.
Gross profit for management contracts increased in all operating regions primarily due to the addition of new locations and gross margin from same locations being comparable to the prior year. In addition, acquisitions were a positive contributor to our results. The other region declined in gross profit percentage due to changes in prior years insurance reserve activity.

Segment general and administrative expense information is summarized as follows:

	December 31,
	Region One		Region Two		Region Three		Region Four		Other		Total
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	(in millions)
General and administrative expenses:
Growth	$7.8	$7.3	$4.0	$4.9	$8.8	$9.4	$3.1	$3.0	$22.1	$19.6	$45.8	$44.2
Acquisitions	0.6	0.1	—	—	1.2	0.5	—	—	—	—	1.8	0.6

Total general and administrative expenses	$8.4	$7.4	$4.0	$4.9	$10.0	$9.9	$3.1	$3.0	$22.1	$19.6	$47.6	$44.8

General and administrative expenses on a segment basis represent direct administrative costs for each region. The other region consists primarily of the corporate headquarters. The increase in region one is due primarily to our investment in additional business development infrastructure.
Results of Operations
Fiscal 2007 Compared to Fiscal 2006
The following table presents the material factors that impact our revenue.

	Year Ended
	December 31,		Variance
	2007	2006	Amount	%
		(in millions)
Lease contract revenue:
New location	$5.5	$0.7	$4.8	685.7
Contract expirations	3.3	17.7	(14.4)	(81.4)
Same location:
Short-term parking	88.5	83.1	5.4	6.5
Monthly parking	40.5	39.1	1.4	3.6

Total same location	129.0	122.2	6.8	5.6
Conversions	5.7	12.2	(6.5)	100.0
Acquisitions	1.8	0.5	1.3	260.0

Total lease contract revenue	$145.3	$153.3	$(8.0)	(5.2)

Management contract revenue:
New location	$20.3	$4.7	$15.6	331.9
Contract expirations	2.9	11.7	(8.8)	(75.2)
Same location	91.8	87.9	3.9	4.4
Conversions	0.7	0.4	0.3	75.0
Acquisitions	3.9	1.8	2.1	116.7

Total management contract revenue	$119.6	$106.5	$13.1	12.3

Reimbursement of management contract expense	$356.8	$346.1	$10.7	3.1

Parking services revenue—lease contracts. Lease contract revenue decreased $8.0 million, or 5.2%, to $145.3 million for the year ended December 31, 2007, compared to $153.3 million in the year-ago period. This decrease resulted from reductions in revenue related to contract expirations and conversions to management contracts, offset by an increase in revenues from new locations, and a $0.6 million non-cash gain related to the sale of a contract right in conjunction with one of the acquisitions completed during the third quarter. Same locations revenue for those facilities which as of December 31, 2007 have been operational a minimum of 24 months increased 5.6%.
Parking services revenue—management contracts. Management contract revenue increased $13.1 million, or 12.3%, to $119.6 million for the year ended December 31, 2007, compared to $106.5 million in the year-ago period. This increase resulted from revenues from new locations, which was partially offset by reductions in revenue attributable to contract expirations. Same location revenue for those facilities which as of December 31, 2007 have been operational a minimum 24 months increased 4.4%.

Reimbursement of management contract expense. Reimbursement of management contract expenses increased $10.7 million, or 3.1%, to $356.8 million for the year ended December 31, 2007, compared to $346.1 million in the year-ago period. This increase resulted from additional reimbursements for costs incurred on the behalf of owners.
The following table presents the material factors that impact our cost of parking services.

	Year Ended
	December 31,		Variance
	2007	2006	Amount	%
		(in millions)
Cost of parking services lease contracts:
New location	$5.2	$0.9	$4.3	477.8
Contract expirations	1.0	15.2	(14.2)	(93.4)
Same location:
Rent expense	90.2	84.6	5.6	6.6
Payroll and payroll related expenses	17.6	16.7	0.9	5.4
Other operating costs	8.8	9.5	(0.7)	(7.4)

Total same location	116.6	110.8	5.8	5.2
Conversions	5.2	11.7	(6.5)	(55.6)
Acquisitions	1.6	0.4	1.2	300.0

Total cost of parking services lease contracts	$129.6	$139.0	$(9.4)	(6.8)

Cost of parking services management contracts:
New locations	$13.1	$3.1	$10.0	322.6
Contract expirations	1.9	6.2	(4.3)	(69.4)
Same location:
Payroll and payroll related expenses	26.9	19.4	7.5	38.7
Other operating expenses	5.4	15.2	(9.8)	(64.5)

Total same location	32.3	34.6	(2.3)	(6.6)
Conversions	0.1	—	0.1	—
Acquisitions	2.3	1.1	1.2	109.1

Total cost of parking services management contracts	$49.7	$45.0	$4.7	10.4

Reimbursed management contract expense	$356.8	$346.1	$10.7	3.1

Cost of parking services—lease contracts. Cost of parking services for lease contracts decreased $9.4 million, or 6.8%, to $129.6 million for the year ended December 31, 2007, compared to $139.0 million in the year-ago period. This decrease resulted from reductions in costs attributable to contract expirations and conversions to management contracts that were partially offset by an increase in costs from new locations and our acquisitions. Same location cost increased $5.8 million or 5.2%. Rent expense increased due to contingent rental payments, payroll increased less than 1.0% and other operating cost decreased primarily in supplies. In addition, we recorded a favorable change in insurance loss experience reserve estimates relating to prior years of $0.3 million.
Cost of parking services—management contracts. Cost of parking services for management contracts increased $4.7 million, or 10.4%, to $49.7 million for the year ended December 31, 2007, compared to $45.0 million in the year-ago period. This increase resulted from an increase in costs from new reverse management locations and acquisitions, which was partially offset by contract expirations. Same location cost decreased $2.3 million or 6.6%. Increases in payroll and payroll related expenses were offset by decreases in operating expenses, primarily a favorable change in insurance loss experience reserve estimates relating to prior years of $2.5 million.
Reimbursed management contract expense. Reimbursed management contract expenses increased $10.7 million, or 3.1%, to $356.8 million for the year ended December 31, 2007, compared to $346.1 million in the year-ago period. This increase resulted from additional reimbursed costs incurred on the behalf of owners.

The following table presents the material changes to the gross profit and gross profit percentage on our lease and management contracts.

	Year Ended
	December 31,		Variance
	2007	2006	Amount	%
		(in millions)
Gross profit lease contracts:
New location	$0.3	$(0.2)	$0.5	100.0
Contract expirations	2.3	2.5	(0.2)	(8.0)
Same location	12.4	11.4	1.0	8.8
Conversions	0.5	0.5	—	—
Acquisitions	0.2	0.1	0.1	100.0

Total gross profit lease contracts	$15.7	$14.3	$1.4	9.8

Gross profit percentage lease contracts:
New location	5.5%	(28.6)%
Contract expirations	69.7%	14.1%
Same location	9.6%	9.3%
Conversions	8.8%	4.1%
Acquisitions	11.1%	20.0%

Total gross profit percentage lease contracts	10.8%	9.3%

Gross margin percentage management contracts:
New location	$7.2	$1.6	$5.6	350.0
Contract expirations	1.0	5.5	(4.5)	(81.8)
Same location	59.5	53.3	6.2	11.6
Conversions	0.6	0.4	0.2	50.0
Acquisitions	1.6	0.7	0.9	128.6

Total gross profit management contracts	$69.9	$61.5	$8.4	13.7

Gross profit percentage management contracts:
New location	35.5%	34.0%
Contract expirations	34.5%	47.0%
Same location	64.8%	60.6%
Conversions	85.7%	100.0%
Acquisitions	41.0%	38.9%

Total gross profit percentage management contracts	58.4%	57.7%

Gross profit—lease contracts. Gross profit for lease contracts increased $1.4 million, or 9.8%, to $15.7 million for the year ended December 31, 2007, compared to $14.3 million in the year-ago period. Gross profit percentage for lease contracts increased to 10.8% for the year ended December 31, 2007, compared to 9.3% in the year-ago period. This percentage increase was primarily due to decreases in costs related to contract expirations and a $0.6 million non-cash gain related to the sale of a contract right in conjunction with one of the acquisitions completed during the third quarter.
Gross profit—management contracts. Gross profit for management contracts increased $8.4 million, or 13.7%, to $69.9 million for the year ended December 31, 2007, compared to $61.5 million in the year-ago period. Gross profit percentage for management contracts increased to 58.4% for the year ended December 31, 2007, compared to 57.7% in the year-ago period. This percentage increase was primarily due to a favorable change in insurance loss experience reserve estimates relating to prior years.
General and administrative expenses. General and administrative expenses increased $3.6 million, or 8.7%, to $44.8 million for the year ended December 31, 2007, compared to $41.2 million for the year-ago period. This increase resulted from increases in payroll and payroll related expenses of $2.7 million, an increase in legal fees of $0.5 million, an increase in consulting fees of $0.2 million, an increase in training and recruiting of $0.3, partially offset by a decrease in other operating expenses of $0.1 million.
Interest expense. Interest expense decreased $1.2 million, or 14.9%, to $7.1 million for the year ended December 31, 2007, compared to $8.3 million in the year-ago period. This decrease resulted primarily from the redemption of the 9 1/4% Senior Subordinated Notes, the refinancing of our senior credit facility reduced borrowings under our senior credit facility and a decrease in interest rates.
Interest income. Interest income remained flat at $0.6 million for the year ended December 31, 2007 and December 31, 2006.

Income tax expense (benefit). Income tax expense increased $26.2 million, to $11.3 million for the year ended December 31, 2007, compared to a $14.9 million benefit in the year-ago period. In the fourth quarter of 2006 the Company concluded that certain net operating loss carryforwards and other deferred tax assets were more likely than not to be realized and accordingly, reversed the valuation allowance by the amount considered recoverable. The increase in income tax expense is based on an effective tax rate of approximately 39% in 2007 compared to a benefit of approximately 71% in 2006. The change in our effective tax rate resulted from our reversal of the valuation allowance at December 31, 2006.
Segments
The following tables present the material factors that impact our financial statements on an operating segment basis.
Segment revenue information is summarized as follows:

	Year Ended December 31,
	Region One		Region Two		Region Three		Region Four		Other		Total
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	(in millions)
Lease contract revenue:
New location revenue	$4.4	$0.6	$0.8	$—	$0.3	$0.1	$—	$—	$—	$—	$5.5	$0.7
Contract expirations	1.1	5.3	0.7	1.3	0.7	8.5	0.3	2.3	0.5	0.3	3.3	17.7
Same location revenue	52.5	49.5	11.5	10.7	20.5	19.4	44.5	42.6	—	—	129.0	122.2
Conversions	3.9	4.1	0.7	1.3	1.2	6.9	—	—	(0.1)	(0.1)	5.7	12.2
Acquisitions	0.8	—	—	—	1.0	0.5	—	—	—	—	1.8	0.5

Total lease contract revenue	$62.7	$59.5	$13.7	$13.3	$23.7	$35.4	$44.8	$44.9	$0.4	$0.2	$145.3	$153.3

Management contract revenue:
New location revenue	$7.9	$2.1	$2.7	$0.4	$5.7	$1.5	$4.0	$0.7	$—	$—	$20.3	$4.7
Contract expirations	1.8	5.7	(0.3)	—	1.5	4.7	0.1	1.3	(0.2)	—	2.9	11.7
Same location revenue	33.9	32.4	12.7	11.0	26.7	26.4	20.5	18.1	(2.0)	—	91.8	87.9
Conversions	0.3	0.3	0.1	—	0.3	—	—	—	—	0.1	0.7	0.4
Acquisitions	0.3	—	—	—	3.6	1.8	—	—	—	—	3.9	1.8

Total management contract revenue	$44.2	$40.5	$15.2	$11.4	$37.8	$34.4	$24.6	$20.1	$(2.2)	$0.1	$119.6	$106.5

Regions one, two and three recorded an increase in new location leases, and all regions experienced increases in same location revenue at a rate that approximated our average. The client base for region four currently prefers the structure of management contracts to lease contracts, therefore no new lease contracts were operational in 2007.
All regions recorded new business revenue that exceeded any decreases in revenue from contract expirations. Same location revenue increased in all regions with region two recording a 15.5% increase due to several contracts adding ancillary services.
Segment cost of parking services information is summarized as follows:

	Year Ended December 31,
	Region One		Region Two		Region Three		Region Four		Other		Total
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	(in millions)
Cost of parking services lease contracts:
New location	$4.1	$0.7	$0.8	$0.1	$0.3	$0.1	$—	$—	$—	$—	$5.2	$0.9
Contract expirations	1.1	4.8	(0.6)	(0.5)	—	8.2	0.4	2.2	0.1	0.5	1.0	15.2
Same location	47.7	45.0	9.9	9.5	19.1	17.8	40.3	38.6	(0.4)	(0.1)	116.6	110.8
Conversions	3.5	3.8	0.5	1.2	1.2	6.6	—	—	—	0.1	5.2	11.7
Acquisitions	0.7	—	—	—	0.9	0.4	—	—	—	—	1.6	0.4

Total cost of parking lease contracts	$57.1	$54.3	$10.6	$10.3	$21.5	$33.1	$40.7	$40.8	$(0.3)	$0.5	$129.6	$139.0

Cost of parking services management contracts:
New location	$4.8	$1.4	$1.6	$0.3	$3.2	$0.8	$3.6	$0.6	$(0.1)	$—	$13.1	$3.1
Contract expirations	0.4	1.9	0.7	0.5	0.7	2.9	0.2	0.9	(0.1)	—	1.9	6.2
Same location	12.5	11.0	4.7	4.4	11.3	11.8	8.4	7.5	(4.6)	(0.1)	32.3	34.6
Conversions	—	—	—	—	—	—	—	—	0.1	—	0.1	—
Acquisitions	—	—	—	—	2.2	1.1	—	—	0.1	—	2.3	1.1

Total cost of parking services management contracts	$17.7	$14.3	$7.0	$5.2	$17.4	$16.6	$12.2	$9.0	$(4.6)	$(0.1)	$49.7	$45.0

Regions one, two and three recorded an increase in new location leases, and all regions experienced increases in same location costs at a rate that approximated our average. The client base for region four currently prefers the structure of management contracts to lease contracts, therefore no new lease contracts were operational in 2007.
All regions recorded new business costs that exceeded any decreases in costs from contract expirations. Same location costs increased in all regions with region two recording a decrease due to a decrease in supply costs.
Segment lease contract gross profit/gross profit percentage information is summarized as follows:

	Year Ended December 31,
	Region One		Region Two		Region Three		Region Four		Other		Total
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	(in millions)
Gross profit lease contracts:
New location	$0.3	$(0.1)	$—	$(0.1)	$—	$—	$—	$—	$—	$—	$0.3	$(0.2)
Contract expirations	—	0.5	1.3	1.8	0.7	0.3	(0.1)	0.1	0.4	(0.2)	2.3	2.5
Same location	4.8	4.5	1.6	1.2	1.4	1.6	4.2	4.0	0.4	0.1	12.4	11.4
Conversions	0.4	0.3	0.2	0.1	—	0.3	—	—	(0.1)	(0.2)	0.5	0.5
Acquisitions	0.1	—	—	—	0.1	0.1	—	—	—	—	0.2	0.1

Total gross profit lease contracts	$5.6	$5.2	$3.1	$3.0	$2.2	$2.3	$4.1	$4.1	$0.7	$(0.3)	$15.7	$14.3

	(percentages)
Gross profit percentage lease contracts:
New location	6.8	(16.7)	—	—	—	—	—	—	—	—	5.5	(28.6)
Contract expirations	—	9.4	185.7	138.5	100.0	3.5	(33.3)	4.3	80.0	(66.7)	69.7	14.1
Same location	9.1	9.1	13.9	11.2	6.8	8.2	9.4	9.4	—	—	9.6	9.3
Conversions	10.3	7.3	28.6	7.7	—	4.3	—	—	100.0	200.0	8.8	4.1
Acquisitions	12.5	—	—	—	10.0	20.0	—	—	—	—	11.1	20.0

Total gross profit percentage	8.9	8.7	22.6	22.6	9.3	6.5	9.2	9.1	175.0	(150.0)	10.8	9.3

	(in millions)
Gross profit management contracts:
New location	$3.1	$0.7	$1.1	$0.1	$2.5	$0.7	$0.4	$0.1	$0.1	$—	$7.2	$1.6
Contract expirations	1.4	3.8	(1.0)	(0.5)	0.8	1.8	(0.1)	0.4	(0.1)	—	1.0	5.5
Same location revenue	21.4	21.4	8.0	6.6	15.4	14.6	12.1	10.6	2.6	0.1	59.5	53.3
Conversions	0.3	0.3	0.1	—	0.3	—	—	—	(0.1)	0.1	0.6	0.4
Acquisitions	0.3	—	—	—	1.4	0.7	—	—	(0.1)	—	1.6	0.7

Total gross profit management contracts	$26.5	$26.2	$8.2	$6.2	$20.4	$17.8	$12.4	$11.1	$2.4	$0.2	$69.9	$61.5

	(percentages)
Gross profit percentage management contracts:
New location	39.2	33.3	40.7	25.0	43.9	46.7	10.0	14.3	—	—	35.5	34.0
Contract expirations	77.8	66.7	333.3	—	53.3	38.3	(100.0)	30.8	50.0	—	34.5	47.0
Same location revenue	63.1	66.0	63.0	60.0	57.7	55.3	59.0	58.6	(130.0)	100.0	64.8	60.6
Conversions	100.0	100.0	100.0	—	100.0	—	—	—	—	—	85.7	100.0
Acquisitions	100.0	—	—	—	38.9	38.9	—	—	—	—	41.0	38.9

Total gross profit percentage	60.0	64.7	53.9	54.4	54.0	51.7	50.4	55.2	(109.1)	200.0	58.4	57.7

All regions were at or slightly above the prior year in gross profit for lease contracts. The largest increase was in the other region for the reason noted previously. Lease contracts, due to their typically high rent component, will have a lower gross profit percentage; however, they will approximate management contracts in average gross profit per contract dollars.
All regions recorded increases in gross profit for management contracts for the reasons noted previously. Gross profit percentage declines in regions one and four, which had our highest percentages, resulted from expirations of fixed fee contracts that have no cost and adding new locations with a cost component, which we refer to as reverse management contracts.

Segment general and administrative expense information is summarized as follows:

	Year Ended December 31,
	Region One		Region Two		Region Three		Region Four		Other		Total
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
	(in millions)
General and administrative expenses:
Growth	$7.3	$7.3	$4.9	$4.2	$9.4	$8.0	$3.0	$2.9	$19.6	$18.2	$44.2	$40.6
Acquisitions	0.1	—	—	—	0.5	0.6	—	—	—	—	0.6	0.6

Total general and administrative expenses	$7.4	$7.3	$4.9	$4.2	$9.9	$8.6	$3.0	$2.9	$19.6	$18.2	$44.8	$41.2

General and administrative expenses on a segment basis represent direct administrative costs for each region. The other region consists primarily of the corporate headquarters. The increase in region three is due primarily to our investment in additional business development infrastructure.
Unaudited Quarterly Results
The following table sets forth our unaudited quarterly consolidated statement of income data for the years ended December 31, 2008 and December 31, 2007. The unaudited quarterly information has been prepared on the same basis as the annual financial information and, in management’s opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information for the quarters presented. Historically, our revenues and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including: general economic conditions in our markets; additions of contracts; expiration and termination of contracts; conversion of lease contracts to management contracts; conversion of management contracts to lease contracts and changes in terms of contracts that are retained. The operating results for any historical quarter are not necessarily indicative of results for any future period.

	2008 Quarters Ended				2007 Quarters Ended
	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 31
	(unaudited)				(unaudited)
	($ in thousands)
Parking services revenue:
Lease contracts	$37,694	$40,003	$38,634	$37,980	$35,198	$35,988	$36,182	$37,959
Management contracts	35,880	36,415	36,858	36,675	28,196	28,539	31,150	31,727
Reimbursement of management contract expense	99,451	99,317	101,919	99,934	90,497	87,588	85,167	93,530

Total revenue	173,025	175,735	177,411	174,589	153,891	152,115	152,499	163,216
Cost of parking services:
Lease contracts	34,893	34,711	35,506	34,948	32,018	31,768	31,666	34,098
Management contracts	17,046	18,162	16,510	17,567	11,724	11,703	13,378	12,921
Reimbursed management contract expense	99,451	99,317	101,919	99,934	90,497	87,588	85,167	93,530

Total cost of parking services	151,390	152,190	153,935	152,449	134,239	131,059	130,211	140,549
Gross profit:
Lease contracts	2,801	5,292	3,128	3,032	3,180	4,220	4,516	3,861
Management contracts	18,834	18,253	20,348	19,108	16,472	16,836	17,772	18,806

Total gross profit	21,635	23,545	23,476	22,140	19,652	21,056	22,288	22,667
General and administrative	11,411	12,029	12,017	12,162	10,814	10,844	11,356	11,782
Depreciation and amortization	1,371	1,579	1,539	1,570	1,252	1,276	1,389	1,418

Operating income	8,853	9,937	9,920	8,408	7,586	8,936	9,543	9,467
Other expense (income):
Interest expense	1,518	1,086	1,777	2,095	1,803	1,770	1,739	1,744
Interest income	(42)	(41)	(106)	16	(219)	(227)	(47)	(117)

	1,476	1,045	1,671	2,111	1,584	1,543	1,692	1,627

Income before income taxes	7,377	8,892	8,249	6,297	6,002	7,393	7,851	7,840
Income tax expense	2,978	3,612	3,144	1,888	2,360	2,953	3,213	2,741

Net income	4,399	5,280	5,105	4,409	3,642	4,440	4,638	5,099

Less: Net income attributable to noncontrolling interest	122	3	(4)	27	160	89	109	88

Net income attributable to Standard Parking Corporation	$4,277	$5,277	$5,109	$4,382	$3,482	$4,351	$4,529	$5,011

Common Stock Data(1):
Net income per share:
Basic	.24	.29	.30	.27	.18	.23	.24	.27
Diluted	.23	.29	.29	.27	.18	.22	.24	.27
Weighted average shares outstanding:
Basic	18,122,846	17,891,155	17,244,932	16,041,375	19,206,663	18,930,559	18,720,641	18,468,803
Diluted	18,534,770	18,265,653	17,694,208	16,430,630	19,714,829	19,394,585	19,145,570	18,901,321

(1)	Share and per share amounts have been retroactively adjusted for the effect of the 2-for-1 stock split in January 2008. See Note A for additional information.

Liquidity and Capital Resources
Outstanding Indebtedness
On December 31, 2008, we had total indebtedness of approximately $125.1 million, an increase of $44.7 million from December 31, 2007. The $125.1 million includes:
•	$120.6 million under our senior credit facility; and
•	$4.5 million of other debt including capital lease obligations and obligations on seller notes and other indebtedness.
We believe that our cash flow from operations, combined with additional borrowing capacity under our senior credit facility, which amounted to $68.6 million at December 31, 2008, will be sufficient to enable us to pay our indebtedness, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before their respective maturities. We believe that we will be able to refinance our indebtedness on commercially reasonable terms.
Senior Credit Facility
On July 15, 2008, we entered into an amended and restated credit agreement with a group of six banks: Bank of America, N.A., as administrative agent, issuing lender and as a lender; Wells Fargo Bank N.A., as syndication agent, issuing lender and as a lender; Fifth Third Bank, as a lender; First Hawaiian Bank, as a lender; JPMorgan Chase Bank, N.A., as a lender; and U.S. Bank National Association, as a lender. This credit agreement amended and restated our credit facility dated June 29, 2006.
The senior credit facility was increased from $135.0 million to $210.0 million. The $210.0 million revolving credit facility will expire in July 2013. The revolving credit facility includes a letter of credit sub-facility with a sublimit of $50.0 million and a swing line sub-facility with a sublimit of $10.0 million.
The revolving credit facility bears interest, at our option, at either (1) LIBOR plus the applicable LIBOR Margin ranging between 2.00% and 3.50% depending on the ratio of our total funded indebtedness to our EBITDA from time to time (“Total Debt Ratio”) or (2) the Base Rate (as defined below) plus the applicable Base Rate Margin ranging between 0.50% and 2.00% depending on our Total Debt Ratio. We may elect interest periods of one, two, three or six months for LIBOR based borrowings. The Base Rate is the greater of (i) the rate publicly announced from time to time by Bank of America, N.A. as its “prime rate”, or (ii) the overnight federal funds rate plus 0.50%.
The senior credit facility includes a fixed charge ratio covenant, a total debt to EBITDA ratio covenant, a limit on our ability to incur additional indebtedness, issue preferred stock or pay dividends, and certain other restrictions on our activities. We are required to repay borrowings under the senior credit facility out of the proceeds of future issuances of debt or equity securities and asset sales, subject to certain customary exceptions. The senior credit facility is secured by substantially all of our assets and all assets acquired in the future (including a pledge of 100% of the stock of our existing and future domestic guarantor subsidiaries and 65% of the stock of our existing and future foreign subsidiaries).
Our senior credit facility provides for an event of default if a “Change of Control” occurs. A “Change of Control would be triggered if, among other reasons, someone other than affiliates of our Chairman, John V. Holten, directly or indirectly, becomes the beneficial owner of more than 50% of our common stock. Our parent company, Steamboat Industries LLC, which is controlled by Mr. Holten, has announced its intent to sell a majority (and potentially all or substantially all) of its stake in the Company, and all of Steamboat’s Company shares have been pledged to various lenders. To the best of our knowledge and belief, Steamboat intends to sell shares in a manner that will not, and the potential foreclosure by the Steamboat lenders will not, trigger a default under the “Change of Control” provision. Accordingly, we do not believe that any likely transaction involving Steamboat will have any impact on our liquidity, capital resources, and business operations.
We are in compliance with all of our financial covenants.

At December 31, 2008, we had $20.8 million letters of credit outstanding under the senior credit facility, borrowings against the senior credit facility aggregated $120.6 million and we had $68.6 million available under the senior credit facility.
Interest Rate Cap Transactions
We use a variable rate senior credit facility to finance our operations. This facility exposes us to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases and conversely, if interest rates decrease, interest expense also decreases. We believe that it is prudent to limit the exposure of an increase in interest rates.
To meet this objective, we entered into an interest rate cap transaction with Bank of America, N.A. in 2005, allowing us to continue to take advantage of LIBOR based pricing under our Credit Agreement while hedging our interest rate exposure on a portion of our borrowings under the Credit Agreement (“Rate Cap Transaction”). Under the Rate Cap Transaction, we received payments from Bank of America at the end of each quarterly period to the extent that the prevailing three month LIBOR during that period exceeded our cap rate. The Rate Cap Transaction capped our LIBOR rate on a $30.0 million principal balance at 2.5% for a total of 18 months, which matured on July 12, 2006, and for which we recognized a gain of $0.3 million over the life of the cap. For the year ended December 31, 2006, we recognized a gain of $0.2 million which was reported as a reduction of interest expense in the Consolidated Statement of Income. The Rate Cap Transaction began as of January 12, 2005 and settled each quarter on a date that coincided with our quarterly interest payment dates under the Credit Agreement.
In 2006 we entered into an additional Rate Cap Transaction with Bank of America, which allows us to limit our exposure on a portion of our borrowings under the Credit Agreement. Under this Rate Cap Transaction, we receive payments from Bank of America each quarterly period to the extent that the prevailing three month LIBOR during that period exceeds our cap rate of 5.75%. This Rate Cap Transaction caps our LIBOR interest rate on a notional amount of $50.0 million at 5.75% for a total of 36 months. The Rate Cap Transaction began as of August 4, 2006 and settles each quarter on a date that coincides with our quarterly interest payment dates under the Credit Agreement. This Rate Cap Transaction is classified as a cash flow hedge, and we calculate the effectiveness of the hedge on a quarterly basis. The ineffective portion of the cash flow hedge is recognized in current period earnings as an increase of interest expense.
At December 31, 2008, the fair value of the Rate Cap Transaction was immaterial. Total changes in the fair value of the Rate Cap Transaction at December 31, 2008 was $0.3 million, of which $0.2 million was recorded as an increase of interest expense in the consolidated statement of income for the year ended December 31, 2008. $0.1 million of this change was due to hedge ineffectiveness.
At December 31, 2007, the fair value of the Rate Cap Transaction was immaterial. Total changes in the fair value of the Rate Cap Transaction as of December 31, 2007 was $0.3 million, of which $0.1 million was reflected in accumulated other comprehensive income, net of tax, on the consolidated balance sheet. $0.1 million and $42 thousand of this change was recorded as an increase of interest expense in the consolidated statement of income for the years ended December 31, 2007 and 2006, respectively.
We do not enter into derivative instruments for any purpose other than cash flow hedging purposes.
Stock Repurchases
2008 Stock Repurchases
In December 2007, the Board of Directors authorized us to repurchase shares of our common stock, on the open market or through private purchases, up to $25.0 million in aggregate. As of December 31, 2007, $22.9 million remained available for repurchase under this authorization.
During the first quarter of 2008, we repurchased from third party shareholders 257,125 shares at an average price of $20.79 per share, including average commissions $0.03 per share, on the open market. Our majority shareholder sold to us 120,111 shares in the first quarter at an average price of $20.76 per share. The total value of the first quarter transactions was $7.8 million. 214,500 shares were retired in March 2008 and the remaining 162,736 shares were retired in June 2008.

During the second quarter of 2008, we repurchased from third party shareholders 120,000 shares at an average price of $20.70 per share, including average commissions of $0.03 per share, on the open market. Our majority shareholder sold to us 125,964 shares in the second quarter at an average price of $20.67 per share. The total value of the second quarter transactions was $5.1 million. 173,701 shares were retired in June 2008 and the remaining 72,263 were retired during the third quarter.
In July 2008 the Board of Directors authorized us to repurchase shares of our common stock, on the open market or through private purchases, up to an additional $60.0 million in aggregate.
During the third quarter of 2008, we repurchased from third party shareholders 565,447 shares at an average price of $21.19 per share, including average commissions of $0.03 per share, on the open market. Our majority shareholder sold to us 580,060 shares in the third quarter at an average price of $21.16 per share. In addition, we repurchased from third party shareholders 14,600 shares at an average price of $22.66 per share, including average commissions of $0.03 per share, on the open market. The total value of the third quarter transactions was $24.6 million. 994,841 shares were retired during the third quarter of 2008 and the remaining 165,266 shares were retired in the fourth quarter of 2008.
The December 2007 repurchase authorization by the Board of Directors was completed in August 2008.
During the fourth quarter of 2008, we repurchased from third party shareholders 640,348 shares at an average price of $18.34 per share, including average commissions of $0.03 per share, on the open market. Our majority shareholder sold to us 545,683 shares in the fourth quarter at an average price of $18.31 per share. In addition, we repurchased from third party shareholders 24,700 shares at an average price of $18.21 per share, including average commissions of $0.03 per share, on the open market. Our majority shareholder also sold us its pro-rata ownership of a third quarter open market repurchase of 14,904 shares at an average price of $22.63 per share. The total value of the fourth quarter transactions was $22.5 million. 598,212 shares were retired during the fourth quarter of 2008 and the remaining 627,423 shares were held as treasury stock and retired during the first quarter of 2009.
As of December 31, 2008, $22.9 million remained available for repurchase under the July 2008 authorization by the Board of Directors.
2007 Stock Repurchases
In March 2007, the Board of Directors authorized us to repurchase shares of our common stock, on the open market or through private purchases, up to $20.0 million in aggregate. This repurchase program was completed during the fourth quarter of 2007.
During the first quarter of 2007 we repurchased from third party shareholders 95,278 shares at an average price of $17.57 per share, including average commissions of $0.01 per share, on the open market. Our majority shareholder sold to us 100,000 shares in the first quarter at an average price of $17.56 per share. The total value of the first quarter transactions was $3.4 million. All treasury shares were retired in March 2007.
During the second quarter of 2007 we repurchased from third party shareholders 175,600 shares at an average price of $18.33 per share, including average commissions of $0.01 per share, on the open market. Our majority shareholder sold to us 182,808 shares in the second quarter at an average price of $18.32 per share. The total value of the second quarter transactions was $6.6 million. All treasury shares were retired during the second quarter.
During the third quarter of 2007 we repurchased from third party shareholders 135,756 shares at an average price of $18.14 per share, including average commissions of $0.01 per share, on the open market. Our majority shareholder sold to us 139,772 shares in the third quarter at an average price of $18.13 per share. The total value of the third quarter transactions was $5.0 million. 215,012 shares were retired in September 2007 and the remaining 60,516 shares were retired in October 2007.
In December 2007, the Board of Directors authorized us to repurchase shares of our common stock, on the open market or through private purchase, up to an additional $25.0 million in aggregate.

During the fourth quarter of 2007 we repurchased from third party shareholders 74,052 shares at an average price of $20.43 per share, including average commissions of $0.01 per share, on the open market, and our majority shareholder agreed in each case to sell shares equal to its pro-rata ownership of 76,106 shares at an average price of $20.42 per share. In addition, we repurchased 167,544 shares at an average price of $24.22 per share, including average commission of $0.01 per share, on the open market. The total value of the fourth quarter transactions was $7.1 million. 269,228 shares were retired during the fourth quarter of 2007 and the remaining 48,474 shares were held as treasury stock and retired during the first quarter of 2008.
Letters of Credit
At December 31, 2008, we have provided letters of credit totaling $18.4 million to our casualty insurance carriers to collateralize our casualty insurance program.
As of December 31, 2008, we provided $2.4 million in letters of credit to collateralize other obligations.
Deficiency Payments
Pursuant to our obligations with respect to the parking garage operations at Bradley International Airport, we are required to make certain payments for the benefit of the State of Connecticut and for holders of special facility revenue bonds. The deficiency payments represent contingent interest bearing advances to the trustee to cover operating cash flow requirements. The payments, if any, are recorded as a receivable by us for which we are reimbursed from time to time as provided in the trust agreement. As of December 31, 2008, we have a receivable of $6.0 million, comprised of cumulative deficiency payments to the trustee, net of reimbursements. We believe these advances to be fully recoverable and therefore have not recorded a valuation allowance for them. We do not guarantee the payment of any principal or interest on any debt obligations of the State of Connecticut or the trustee.
We made deficiency payments (net of repayments received) of $1.8 million in the year ended December 31, 2008 compared to receiving repayments (net of deficiency payments) of $0.2 million in the year ended December 31, 2007. In addition, we received $18 thousand on deficiency repayments from the trustee for premium income in the year ended December 31, 2008 compared to $0.4 million for interest and premium income in the year ended December 31, 2007. (See Note O to our consolidated financial statements)
Capital Leases
We incurred no new capital lease obligations for the year ended December 31, 2008, compared to $30 thousand for the year ended December 31, 2007.
Lease Commitments
We have minimum lease commitments of $32.0 million for fiscal 2009. The leased properties generate sufficient cash flow to meet the base rent payment.
Daily Cash Collections
As a result of day-to-day activity at our parking locations, we collect significant amounts of cash. Lease contract revenue is generally deposited into our local bank accounts, with a portion remitted to our clients in the form of rental payments according to the terms of the leases. Under management contracts, some clients require us to deposit the daily receipts into one of our local bank accounts, with the cash in excess of our operating expenses and management fees remitted to the clients at negotiated intervals. Other clients require us to deposit the daily receipts into client accounts and the clients then reimburse us for operating expenses and pay our management fee subsequent to month-end. Some clients require a segregated account for the receipts and disbursements at locations. Our working capital and liquidity may be adversely affected if a significant number of our clients require us to deposit all parking revenues into their respective accounts.
Our liquidity also fluctuates on an intra-month and intra-year basis depending on the contract mix and timing of significant cash payments. Additionally, our ability to utilize cash deposited into our local accounts is dependent upon the availability and movement of that cash into our corporate account. For all these reasons, from time to time, we carry a significant cash balance, while also utilizing our senior credit facility.

Net Cash Provided by Operating Activities
Our primary sources of funds are cash flows from operating activities and changes in working capital. Net cash provided by operating activities totaled $29.6 million for 2008, compared to $36.7 million for 2007. Cash provided during 2008 included $34.2 million from operations which was offset by a net decrease in working capital of $4.6 million. Notes and accounts receivable increased by $4.6 million, which primarily related to an increase in business from new locations and our acquisitions. Other assets increased by $3.0 million which primarily related to deposits made in conjunction with new business proposals that are refundable and advances to clients for their facility improvements that are reimbursed to us over a contractual term. Accounts payable increased by $3.5 million, which primarily resulted from the timing on payments to our clients and new business that are under management contracts as described under “Daily Cash Collections”. Other liabilities decreased by $0.9 million, which primarily related to accrued rent that decreased due to conversions to management contracts, new contract terms that lowered the contingency rent amount for a higher fixed amount and timing of payment obligations.
Net cash provided by operating activities totaled $36.7 million for 2007, compared to $29.2 million for 2006. Cash provided during 2007 included $31.4 million from operations and a net increase in working capital of $5.3 million. Notes and accounts receivable increased by $2.7 million, which primarily related to an increase in business from new locations and our acquisitions. Other assets increased by $2.2 million, which primarily related to the implementation of a non-qualified deferred compensation plan. Accounts payable increased by $9.4 million, of which $6.2 million is the result of timing on payments to our clients that are under management contracts as described under “Daily Cash Collections” and $3.2 million is timing on trade accounts payable and additional volume due to new business. Other liabilities increased by $1.2 million, which primarily relates to an increase in accrued insurance due to insurance reserves for our casualty program.
Net Cash Used in Investing Activities
Net cash used in investing activities totaled $13.0 million in 2008 compared to $10.7 million in 2007. Cash used in investing activities for 2008 included business acquisitions of $6.3 million, capital expenditures of $6.3 million for capital investments needed to secure and/or extend lease facilities, investment in information system enhancements and infrastructure, cost of contract purchases of $0.6 million and $0.1 million for contingent payments on previously acquired contracts, which was partially offset by $0.3 million of proceeds from the sale of assets.
Net cash used in investing activities totaled $10.7 million in 2007 compared to $2.3 million in 2006. Cash used in investing activities for 2007 included business acquisitions of $6.2 million, capital expenditures of $4.5 million for capital investments needed to secure and/or extend leased facilities, investment in information system enhancements and infrastructure and $0.1 million for contingent payments on previously acquired contracts, which was partially offset by $0.1 million of proceeds from the sale of assets.
Net Cash Used in Financing Activities
Net cash used in financing activities totaled $16.2 million in 2008 compared to $25.9 million in 2007. Cash used in financing activities for 2008 included $60.0 million used to repurchase our common stock, $2.3 million used for payments of debt issuance costs, $1.6 million used for payments on capital leases, $.2 million for distributions to noncontrolling interests, $0.1 million used for payments on other long-term borrowings, offset by $46.4 million in proceeds from our senior credit facility, $0.7 million in proceeds from the exercise of stock options and $0.9 million in excess tax benefits related to stock option exercises.
Net cash used in financing activities totaled $25.9 million in 2007 compared to $29.6 million in 2006. Cash used in financing activities for 2007 included $22.1 million to repurchase our common stock, $2.9 million in payments on the senior credit facility, $2.3 million for payments on capital leases, $.4 million for distributions to noncontrolling interests, $0.1 million on debt issuance costs and $0.1 million for cash used on other long-term borrowings, which was partially offset by $1.0 million in proceeds from the exercise of stock options and $1.0 million in excess tax benefits related to stock option exercises.
Cash and Cash Equivalents
We had cash and cash equivalents of $8.3 million at December 31, 2008, compared to $8.5 million at December 31, 2007 and $8.1 million at December 31, 2006. The cash balances reflect our ability to utilize funds deposited into our local accounts and which based upon availability, timing of deposits and the subsequent movement of that cash into our corporate accounts may result in significant changes to our cash balances.

Summary Disclosures About Contractual Obligations and Commercial Commitments
The following summarizes certain of our contractual obligations at December 31, 2008 and the effect such obligations are expected to have on our liquidity and cash flow in future periods. The nature of our business is to manage parking facilities. As a result, we do not have significant short-term purchase obligations.

		Payments due by period
		Less than
	Total	1 year	1 - 3 years	4 - 5 years	After 5 years
	(in thousands)
Long-term debt(1)	$147,153	$5,691	$17,073	$123,754	$635
Operating leases(2)	117,152	31,556	57,309	13,855	14,432
Capital leases(3)	3,292	1,026	1,856	410	—
Other long-term liabilities(4)	27,642	7,706	11,788	2,408	5,740
Letters of credit(5)	20,767	5,806	6,665	5,884	2,412

Total(6)	$316,006	$51,785	$94,691	$146,311	$23,219

(1)	Represents principal amounts and interest. See Note F to our consolidated financial statements.

(2)	Represents minimum rental commitments, excluding contingent rent provisions under all non-cancelable leases.

(3)	Represents principal amounts and interest on capital lease obligations. See Note M to our consolidated financial statements.

(4)	Represents deferred compensation, customer deposits, insurance claims, obligation related to 2008 acquisition, sales tax on capital leases and deferred partnership fees.

(5)	Represents amount of currently issued letters of credit at their maturities.

(6)	$120.6 million in long-term debt and $20.8 million of letters of credit are subject to a variable interest rate. The interest rate used to estimate future interest payment subject to variable debt included in our table is 2.61%, which represents the weighted average interest rate on our variable debt in effect as of December 31, 2008.
In addition we made contingent earnout payments of $0.3 million, $0.1 million and $0.3 million for the years ended 2008, 2007 and 2006, respectively, and we made deficiency payments related to Bradley of $2.2 million, $0.7 million and $0.4 million for the years ended 2008, 2007 and 2006, respectively. No amounts have been included on the above schedule related to those payments for future periods as the amounts, if any, are not presently determinable.
Critical Accounting Policies
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Accounting estimates are an integral part of the preparation of the financial statements and the financial reporting process and are based upon current judgments. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Certain accounting estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from our current judgments and estimates.

This listing of critical accounting policies is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment regarding accounting policy. We believe that of our significant accounting policies, the following may involve a higher degree of judgment and complexity:
Impairment of Long-Lived Assets and Goodwill
As of December 31, 2008, our net long-lived assets were comprised primarily of $17.5 million of property, equipment and leasehold improvements and $10.9 million of contract and lease rights. In accounting for our long-lived assets, other than goodwill, we apply the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” We account for goodwill and other intangible assets under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” As of December 31, 2008, we had $123.6 million of goodwill.
The determination and measurement of an impairment loss under these accounting standards require the significant use of judgment and estimates. The determination of fair value of these assets utilizes cash flow projections that assume certain future revenue and cost levels, assumed discount rates based upon current market conditions and other valuation factors, all of which involve the use of significant judgment and estimation. For the years ended December 31, 2008 and December 31, 2007 we were not required to record any impairment charges related to long-lived assets or to goodwill. Future events may indicate differences from our judgments and estimates which could, in turn, result in impairment charges in the future. Future events that may result in impairment charges include increases in interest rates, which would impact discount rates, unfavorable economic conditions or other factors which could decrease revenues and profitability of existing locations and changes in the cost structure of existing facilities. Factors that could potentially have an unfavorable economic effect on our judgments and estimates include, among others: changes imposed by governmental and regulatory agencies, such as property condemnations and assessment of parking-related taxes; construction or other events that could change traffic patterns; and terrorism or other catastrophic events.
Insurance Reserves
We purchase comprehensive casualty insurance (including, without limitation, general liability, garage-keepers legal liability, worker’s compensation and umbrella/excess liability insurance) covering certain claims that occur at parking facilities we lease or manage. Under our various liability and workers’ compensation insurance policies, we are obligated to reimburse the insurance carrier for the first $250,000 of any loss. As a result, we are, in effect, self-insured for all claims up to the deductible levels. We apply the provisions of SFAS No. 5, Accounting for Contingencies, in determining the timing and amount of expense recognition associated with claims against us. The expense recognition is based upon our determination of an unfavorable outcome of a claim being deemed as probable and reasonably estimated, as defined in SFAS No. 5. This determination requires the use of judgment in both the estimation of probability and the amount to be recognized as an expense. We utilize historical claims experience along with regular input from third party insurance advisors and actuaries in determining the required level of insurance reserves. Future information regarding historical loss experience may require changes to the level of insurance reserves and could result in increased expense recognition in the future.
Allowance for Doubtful Accounts
We report accounts receivable, net of an allowance for doubtful accounts, to represent our estimate of the amount that ultimately will be realized in cash. Management reviews the adequacy of its allowance for doubtful accounts on an ongoing basis, using historical collection trends, aging of receivables, and a review of specific accounts, and makes adjustments in the allowance as necessary. Changes in economic conditions or other circumstances could have an impact on the collection of existing receivable balances or future allowance considerations.
Income Taxes
We use the asset and liability method of SFAS No. 109, Accounting for Income Taxes, to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We have certain net operating loss carry forwards which expire between 2021 and 2024. Our ability to fully utilize these net operating losses to offset taxable income is limited due to the change in ownership resulting from the initial public offering (Internal Revenue Code Section 382). We consider a number of factors in our assessment of the recoverability of our net operating loss carryforwards including their expiration dates, the limitations imposed due to the change in ownership as well as future projections of income. Future changes in our operating performance along with these considerations may significantly impact the amount of net operating losses ultimately recovered, and our assessment of their recoverability.

Litigation
We are subject to litigation in the normal course of our business. We apply the provisions of SFAS No. 5, Accounting for Contingencies, in determining the timing and amount of expense recognition associated with legal claims against us. Management uses guidance from internal and external legal counsel on the potential outcome of litigation in determining the need to record liabilities for potential losses and the disclosure of pending legal claims.
In addition to any litigation that may arise in connection with insured matters, we are subject to various claims and legal proceedings that consist principally of lease and contract disputes. We consider these claims and legal proceedings to be routine and incidental to our business, and in the opinion of management, the ultimate liability with respect to these proceedings and claims will not materially affect our financial position, operations or liquidity.

PART IV
ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Financial Statements and Schedules

1. Financial Statements
Report of Independent Registered Public Accounting Firm
Audited Consolidated Financial Statements
Consolidated Balance Sheets at December 31, 2008 and 2007
For the years ended December 31, 2008, 2007 and 2006:
Consolidated Statements of Income
Consolidated Statements of Stockholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

2. Financial Statement Schedule
Schedule II—Valuation and Qualifying Accounts
All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.

Exhibit Listing

Exhibit
Number		Description
3.1	*	Second Amended and Restated Certificate of Incorporation of the Company filed on June 2, 2004.

3.1.1	*	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company effective as of January 7, 2008.

3.2		Second Amended and Restated By-Laws of the Company effective as of September 1, 2007 (incorporated by reference to exhibit 3.1 of the Company’s Current Report on Form 8-K filed on September 5, 2007).

4.1		Specimen common stock certificate (incorporated by reference to exhibit 4.1 of Amendment No. 2 to the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on May 18, 2004).

10.1
Amended and Restated Credit Agreement dated July 15, 2008 among the Company, various financial institutions, Bank of America, N.A., and Wells Fargo, N.A. (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K field on July 18, 2008.)

10.2
Rate Cap Transaction Agreement dated August 1, 2006 between the Company and LaSalle Bank National Association (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed on August 4, 2006).

10.3
Consulting Agreement dated May 15, 2006 by and among the Company, D&E Parking, Inc. and Dale G. Stark (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 17, 2006).

10.4	+
Employment Agreement dated as of March 30, 1998 between the Company and Myron C. Warshauer (incorporated by reference to exhibit 10.6 of the Company’s Registration Statement on Form S-4, File No. 333-50437, filed on April 17, 1998).

10.4.1	+
First Amendment to Employment Agreement dated July 7, 2003 between the Company and Myron C. Warshauer (incorporated by reference to exhibit 10.4.1 of the Company’s Annual Report on Form 10-K filed for December 31, 2004).

10.4.2	+
Amendment to Employment Agreement dated as of May 10, 2004 between the Company and Myron C. Warshauer (incorporated by reference to exhibit 10.4.2 of the Company’s Annual Report on Form 10-K filed for December 31, 2004).

10.5	+
Employment Agreement dated as of March 26, 1998 between the Company and Michael K. Wolf (incorporated by reference to exhibit 10.12 of the Company’s Registration Statement on Form S-4, File No. 333-50437, filed on April 17, 1998).

10.5.1	+
Amendment to Employment Agreement dated as of June 19, 2000 between the Company and Michael K. Wolf (incorporated by reference to exhibit 10.5.1 of the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on February 10, 2004).

10.5.2	+
Second Amendment to Employment Agreement dated as of December 6, 2000, between the Company and Michael K. Wolf, (incorporated by reference to exhibit 10.22 to the Company’s Annual Report on Form 10-K filed for December 31, 2000).

10.5.3	+
Third Amendment to Employment Agreement dated April 1, 2002 between the Company and Michael K. Wolf (incorporated by reference to exhibit 10.19.3 to the Company’s Annual Report on Form 10-K filed for December 31, 2002).

10.5.4	+
Fourth Amendment to Employment Agreement dated December 31, 2003 between the Company and Michael K. Wolf (incorporated by reference to exhibit 10.5.4 of the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on February 10, 2004).

10.5.5	*+	Fifth Amendment to Employment Agreement dated December 18, 2008 between the Company and Michael K. Wolf.

10.5.6	+
Sixth Amendment to Employment Agreement dated January 28, 2009 between the Company and Michael K. Wolf (incorporated by reference to exhibit 10.3 of the Company’s Current Report on Form 8-K filed on February 3, 2009).

Exhibit
Number		Description
10.6	+
Amended and Restated Executive Employment Agreement dated as of January 28, 2009 between Company and James A. Wilhelm (incorporated by reference to exhibit 10.3 of the Company’s Current Report of Form 8-K filed on February 3, 2009).

10.7	+	Employment Agreement dated May 18, 1998 between the Company and Robert N. Sacks (incorporated by reference to exhibit 10.24 of the Company’s Annual Report on Form 10-K filed for December 31, 2001).

10.7.1	+
First Amendment to Employment Agreement dated as of November 7, 2001 between the Company and Robert N. Sacks (incorporated by reference to exhibit 10.25 of the Company’s Annual Report on Form 10-K filed for December 31, 2001).

10.7.2	+
Second Amendment to Employment Agreement dated as of August 1, 2003 between the Company and Robert N. Sacks (incorporated by reference to exhibit 10.7.2 of the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on February 10, 2004).

10.7.3	*+	Third Amendment to Employment Agreement dated as of April 1, 2005 between the Company and Robert N. Sacks.

10.7.4	*+	Fourth Amendment to Employment Agreement dated as of December 29, 2008 between the Company and Robert N. Sacks.

10.7.5	*+	Fifth Amendment to Employment Agreement dated as of January 28, 2009 between the Company and Robert N. Sacks.

10.8	+
Amended and Restated Executive Employment Agreement dated as of December 1, 2002 between the Company and John Ricchiuto (incorporated by reference to exhibit 10.22.2 of the Company’s Annual Report on Form 10-K filed for December 31, 2002).

10.8.1	+
First Amendment to Amended and Restated Executive Employment Agreement dated as of April 11, 2005, between the Company and John Ricchiuto (incorporated by reference to exhibit 10.3 of the Company’s Current Report on Form 8-K filed on March 7, 2005).

10.9	+
Amended and Restated Employment Agreement dated March 1, 2005, between the Company and Steven A. Warshauer (incorporated by reference to exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 7, 2005).

10.10	+
Amended and Restated Executive Employment Agreement dated as of May 18, 2006 between the Company and Edward E. Simmons (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 24, 2006).

10.11	+
Amended and Restated Employment Agreement between the Company and G. Marc Baumann dated as of October 1, 2001 (incorporated by reference to exhibit 10.27 to the Company’s Annual Report on Form 10-K filed for December 31, 2001).

10.11.1	*+	First Amendment to Amended and Restated Employment Agreement between the Company and G. Marc Baumann dated as of December 29, 2008.

10.11.2	+
Second Amendment to Amended and Restated Employment Agreement between the Company and G. Marc Baumann dated as of January 28, 2009 (incorporated by reference to exhibit 10.2 of the Company’s Current Report on Form 8-K filed on February 3, 2009).

10.12	+
Amended and Restated Executive Employment Agreement dated as of March 1, 2005, between the Company and Thomas L. Hagerman (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 7, 2005).

10.12.1	+
First Amendment to Amended and Restated Executive Employment Agreement dated October 1, 2007 between the Company and Thomas Hagerman (incorporated by reference to exhibit 10.1 to the Company’s Quarterly Report on Form 10Q filed for September 30, 2007).

10.13	+
Long-Term Incentive Plan dated as of May 1, 2004 (incorporated by reference to exhibit 10.12 of Amendment No. 1 to the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on May 10, 2004).

10.13.1	+	Long-Term Incentive Plan Amendment effective as of April 22, 2008 (incorporated by reference to Appendix B of the Company’s 2008 Proxy on Form DEF 14A, filed on April 1, 2008).

Exhibit
Number		Description
10.14	+
Form of Amended and Restated Stock Option Award Agreement between the Company and an optionee (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed on November 21, 2005).

10.14.1	+
Form of First Amendment to the Amended and Restated Stock Option Award Agreement between the Company and an optionee (incorporated by reference to exhibit 10.2 of the Company’s Current Report on Form 8-K filed on November 21, 2005).

10.15
Consulting Agreement dated as of October 16, 2001 between the Company and Shoreline Enterprises, LLC (incorporated by reference to exhibit 10.36 of the Company’s Annual Report on Form 10-K filed for December 31, 2001).

10.15.1
Amendment to Consulting Agreement dated as of May 10, 2004 between the Company and Shoreline Enterprises, LLC (incorporated by reference to exhibit 10.14.1 of the Company’s Annual Report on Form 10-K filed for December 31, 2004).

10.16
Executive Parking Management Agreement dated as of May 1, 1998 by and among the Company, D&E Parking, Edward E. Simmons and Dale G. Stark (incorporated by reference to exhibit 10.32 of the Company’s Annual Report on Form 10-K filed for December 31, 2002).

10.16.1
First Amendment to Executive Parking Management Agreement dated as of August 1, 1999 by and among the Company, D&E Parking, Edward E. Simmons and Dale G. Stark (incorporated by reference to exhibit 10.32.1 to the Company’s Annual Report on Form 10-K filed for December 31, 2002).

10.17
Consulting Agreement effective as of May 1, 2007 by and among the Company, D&E Parking, Inc. and Dale G. Stark (incorporated by reference to exhibit 10.17 of the Company’s Annual Report on Form 10-K for December 31, 2007).

10.18
Property Management Agreement dated as of September 1, 2003 between the Company and Paxton Plaza, LLC (incorporated by reference to exhibit 10.19 of the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on February 10, 2004).

10.19
Property Management Agreement dated as of September 1, 2003 between the Company and Infinity Equities, LLC (incorporated by reference to exhibit 10.20 of the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on February 10, 2004).

10.20
Agreement of Lease dated as of June 4, 1998 between the Company and LaSalle National Bank, as successor trustee to LaSalle National Trust, N.A. as successor trustee to LaSalle National Bank. (incorporated by reference to exhibit 10.21 of the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on February 10, 2004).

10.20.1
First Amendment to Agreement of Lease dated as of May 1, 1999 between the Company and LaSalle National Bank, as successor trustee to LaSalle National Trust, N.A. as successor trustee to LaSalle National Bank (incorporated by reference to exhibit 10.21.1 of the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on February 10, 2004).

10.20.2
Second Amendment to Agreement of Lease dated as of July 27, 2000 between the Company and LaSalle National Bank, as successor trustee to LaSalle National Trust, N.A. as successor trustee to LaSalle National Bank (incorporated by reference to exhibit 10.21.2 of the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on February 10, 2004).

10.20.3
Third Amendment to Agreement of Lease dated as of September 11, 2003 between the Company and LaSalle National Bank, as successor trustee to LaSalle National Trust, N.A. as successor trustee to LaSalle National Bank (incorporated by reference to exhibit 10.21.3 of the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on February 10, 2004).

10.21	+
Employment Agreement dated May 7, 2004 between the Company and John V. Holten (incorporated by reference to exhibit 10.23 of Amendment No. 2 to the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on May 18, 2004).

10.21.1	+
Side Letters dated May 7, 2004 related to the Employment Agreement dated May 7, 2004 between the Company and John V. Holten (incorporated by reference to exhibit 10.23.1 of Amendment No. 2 to the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on May 18, 2004).

Exhibit
Number		Description
10.22	+
Consulting Agreement dated as of March 1, 2004 between the Company and Gunnar E. Klintberg (incorporated by reference to exhibit 10.24 of Amendment No. 1 to the Company’s Registration Form S-1, File No. 333-112652, filed on May 10, 2004).

10.22.1	+
First Amendment to Consulting Agreement dated March 15, 2006 between the Company and Gunnar E. Klintberg (incorporated by reference to exhibit 10.24.1 of the Company’s Current Report on Form 8-K filed on March 16, 2006).

10.23
Form of Registration Rights Agreement dated as of May 27, 2004 between the Company and Steamboat Industries LLC (incorporated by reference to exhibit 10. 26 of Amendment No. 3 to the Company’s Registration Statement on Form S-1, File No. 333-112652, filed on May 24, 2004).

10.24
Stock Repurchase Agreement dated as of December 31, 2007, by and between the Company and Steamboat Industries LLC (incorporated by reference to exhibit 10.1 of the Company’s Current Report on form 8-K filed on January 3, 2008).

10.25		Form of Property Management Agreement (incorporated by reference to exhibit 10.30 of the Company’s Annual Report on Form 10-K filed on March 10, 2006).

10.26		Standard Parking Corporation Restricted Stock Unit Agreement dated as of July 1, 2008 (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed on July 2, 2008.

10.27	*	Guaranty Agreement of APCOA/Standard Parking, Inc. dated as of March 2000 to and for the benefit of the State of Connecticut, Department of Transportation.

10.28	*	Construction, Financing and Operating Special Facility Lease Agreement dated as of March 2000 between the State of Connecticut Department of Transportation and APCOA Bradley Parking Company, LLC.

10.29	*	Trust Indenture dated March 1, 2000 between State of Connecticut and First Union National Bank as Trustee

14.1		Code of Ethics (incorporated by reference to exhibit 14.1 of the Company’s Annual Report on Form 10-K for December 31, 2002).

21.1	*	Subsidiaries of the Company.

23	*	Consent of Independent Registered Public Accounting Firm dated as of March 12, 2009.

31.1	*	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 by James A. Wilhelm.

31.2	*	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 by G. Marc Baumann.

31.3	*	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 by Daniel R. Meyer.

32	*	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 by James A. Wilhelm, G. Marc Baumann and Daniel R. Meyer.

*	Filed herewith.

+	Management contract or compensation plan, contract or arrangement.

INDEX TO HISTORICAL FINANCIAL STATEMENTS
Standard Parking Corporation

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2008 and 2007

Consolidated Statements of Income for each of the three years in the period ended December 31, 2008

Consolidated Statements of Stockholders’ Equity for each of the three years in the period ended December 31, 2008

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2008

Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Standard Parking Corporation
We have audited the accompanying consolidated balance sheets of Standard Parking Corporation (Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Standard Parking Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note A to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Financial Accounting Standards Board (“FASB”) Statement No. 160 (SFAS No. 160), “Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51.” Also as discussed in Note H to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Standard Parking Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2009, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
March 12, 2009, except for the adoption of SFAS No. 160 and related disclosure in Note A, as to which the date is November 2, 2009

STANDARD PARKING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$8,301	$8,466
Notes and accounts receivable, net	45,198	42,706
Prepaid expenses and supplies	2,496	2,765
Deferred taxes	3,253	6,247

Total current assets	59,248	60,184
Leasehold improvements, equipment and construction in progress, net	17,542	15,695
Other assets:
Advances and deposits	4,433	1,382
Long-term receivables, net	6,680	4,854
Intangible and other assets, net	6,916	4,350
Cost of contracts, net	10,872	7,688
Goodwill	123,550	119,890
Deferred taxes	—	1,345

	152,451	139,509

Total assets	$229,241	$215,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,446	$42,941
Accrued rent	4,279	5,438
Compensation and payroll withholdings	9,331	10,017
Property, payroll and other taxes	2,891	2,137
Accrued insurance	6,840	6,949
Accrued expenses	8,075	8,635
Current portion of obligations under senior credit facility and other	120	139
Current portion of capital lease obligations	948	1,799

Total current liabilities	78,930	78,055
Deferred taxes	3,305	—
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	120,600	74,150
Capital lease obligations	2,091	2,850
Other	1,305	1,425

	123,996	78,425
Other long-term liabilities	22,052	19,550
Standard Parking Corporation’s stockholders’ equity(1):
Common stock, par value $.001 per share; 21,300,000 shares authorized; 16,110,781 and 18,371,308 shares issued and outstanding as of December 31, 2008, and 2007, respectively	16	18
Additional paid-in capital	103,541	150,520
Accumulated other comprehensive income	85	482
Treasury stock, at cost, 627,423 and 48,474 shares as of December 31, 2008 and 2007, respectively	(11,161)	(1,172)
Accumulated deficit	(91,464)	(110,509)

Total Standard Parking Corporation stockholders’ equity	1,017	39,339

Noncontrolling interest	(59)	19

Total equity	958	39,358

Total liabilities and stockholders’ equity	$229,241	$215,388

(1)	Adjusted to reflect the effect of the 2-for-1 stock split in January 2008. See Note A-Stock Split for additional information.
See Notes to Consolidated Financial Statements.

STANDARD PARKING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data)

	Years Ended December 31,
	2008	2007	2006
Parking services revenue:
Lease contracts	$154,311	$145,327	$153,336
Management contracts	145,828	119,612	106,554
Reimbursed management contract expense	400,621	356,782	346,055

Total revenue	700,760	621,721	605,945
Costs and expenses:
Cost of parking services:
Lease contracts	140,058	129,550	139,043
Management contracts	69,285	49,726	44,990
Reimbursed management contract expense	400,621	356,782	346,055

Total cost of parking services	609,964	536,058	530,088
Gross profit:
Lease contracts	14,253	15,777	14,293
Management contracts	76,543	69,886	61,564

Total gross profit	90,796	85,663	75,857
General and administrative expenses(1)	47,619	44,796	41,228
Depreciation and amortization	6,059	5,335	5,638

Total costs and expenses	663,642	586,189	576,954
Operating income	37,118	35,532	28,991
Other expenses (income):
Interest expense	6,476	7,056	8,296
Interest income	(173)	(610)	(552)

	6,303	6,446	7,744
Income before income taxes	30,815	29,086	21,247
Income tax expense (benefit)(1)	11,622	11,267	(14,880)

Net income	19,193	17,819	36,127
Less: Net income attributable to noncontrolling interest	148	446	376

Net income attributable to Standard Parking Corporation	$19,045	$17,373	$35,751

Common stock data(2):
Net income per share:
Basic	$1.10	$0.92	$1.79
Diluted	$1.07	$0.90	$1.75
Weighted average shares outstanding:
Basic	17,325,235	18,831,667	19,967,286
Diluted	17,731,473	19,289,076	20,492,520

(1)	Non-cash stock based compensation expense of $1,509, $463 and $480 for the years ended December 31, 2008, 2007 and 2006, respectively, is included in general and administrative expenses.

(2)	Share and per share amounts have been retroactively adjusted for the effect of the 2-for-1 stock split in January 2008. See Note-A Stock Split for additional information.
See Notes to Consolidated Financial Statements.

STANDARD PARKING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except for share and per share data)

								Total
								Standard
				Accumulated				Parking
	Common Stock(1)		Additional	Other	Treasury Stock(1)			Corporation
	Number of	Per Share	Paid-In	Comprehensive	Number of		Accumulated	Stockholders’	Noncontrolling	Total
	Shares	Par Value	Capital	Income (Loss)	Shares	Amount	Deficit	Equity	Interest	Equity
Balance (deficit) at December 31, 2005	20,252,964	$20	$187,606	$419	—	—	$(163,633)	$24,412	$(55)	$24,357
Net income							35,751	35,751	376	36,127
Foreign currency translation adjustments				11				11		11
Revaluation of interest rate cap				(291)				(291)		(291)

Comprehensive income								35,471	376	35,847
Repurchase and retirement of common stock	(1,157,632)	(1)	(19,362)					(19,363)		(19,363)
Repurchase of common stock					32,200	(647)		(647)		(647
Proceeds from exercise of stock options	148,266	—	506					506		506
Non-cash stock-based compensation expense			480					480		480
Cash distribution paid to noncontrolling interest									(354)	(354)
Tax benefit from exercise of stock options			394					394		394

Balance (deficit) at December 31, 2006	19,243,598	$19	$169,624	$139	32,200	$(647)	$(127,882)	$41,253	$(33)	$41,220
Net income							17,373	17,373	446	17,819
Foreign currency translation adjustments				272				272		272
Revaluation of interest rate cap				71				71		71

Comprehensive income								17,716	446	18,162
Repurchase and retirement of common stock	(1,130,642)	(1)	(21,593)		(32,200)	647		(20,947)		(20,947)
Repurchase of common stock					48,474	(1,172)		(1,172)		(1,172)
Proceeds from exercise of stock options	228,654	—	996					996		996
Issuance of restricted stock	25,849	—						—		—
Common stock issued under the long-term incentive plan	3,849	—	74					74		74
Stock-based compensation related to restricted stock			107					107		107
Non-cash stock-based compensation expense			282					282		282
Cash distribution paid to noncontrolling interest									(394)	(394)
Tax benefit from exercise of stock options			1,030					1,030		1,030

Balance (deficit) at December 31, 2007	18,371,308	$18	$150,520	$482	48,474	$(1,172)	$(110,509)	$39,339	$19	$39,358
Net income							19,045	19,045	148	19,193
Foreign currency translation adjustments				(490)				(490)		(490)
Revaluation of interest rate cap				93				93		93

Comprehensive income								18,648	148	18,796
Repurchase and retirement of common stock	(2,429,993)	(2)	(50,033)		(48,474)	1,172		(48,863)		(48,863)
Repurchase of common stock					627,423	(11,161)		(11,161)		(11,161)
Proceeds from exercise of stock options	152,182	—	722					722		722
Issuance of stock grants	17,284	—	355					355		355
Stock-based compensation related to long-term incentive plan			107					107		107
Non-cash stock-based compensation related to restricted stock units			991					991		991
Non-cash stock-based compensation expense			1					1		1
Cash distribution paid to noncontrolling interest									(226)	(226)
Tax benefit from exercise of stock options			878					878		878

Balance (deficit) at December 31, 2008	16,110,781	$16	$103,541	$85	627,423	$(11,161)	$(91,464)	$1,017	$(59)	$958

(1)	Adjusted to reflect the effect of the 2-for-1 stock split in January 2008. See Note A—Stock Split for additional information.
See Notes to Consolidated Financial Statements.

STANDARD PARKING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except for share and per share data)

	Year Ended December 31,
	2008	2007	2006
Operating activities
Net income	$19,193	$17,819	$36,127
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	5,475	5,187	5,270
Loss (gain) on sale of assets	525	(474)	368
Amortization of debt issuance costs	449	275	525
Amortization of carrying value in excess of principal	—	—	(109)
Non-cash stock-based compensation	1,509	463	480
Write off of debt issuance costs	13	—	416
Write off of carrying value in excess of principal related to the 9 1/4% senior subordinated notes	—	—	(352)
Provision (reversal) for losses on accounts receivable	250	202	(181)
Excess tax benefit related to stock option exercises	(878)	(1,030)	—
Deferred income taxes	7,644	8,945	(15,743)
Changes in operating assets and liabilities:
Notes and accounts receivable	(4,568)	(2,682)	707
Prepaid assets	386	(473)	(296)
Other assets	(3,020)	(2,171)	(145)
Accounts payable	3,505	9,389	1,993
Accrued liabilities	(928)	1,217	100

Net cash provided by operating activities	29,555	36,667	29,160
Investing activities
Purchase of leasehold improvements and equipment	(6,303)	(4,517)	(2,162)
Proceeds from the sale of assets	264	165	213
Acquisitions	(6,318)	(6,202)	—
Cost of contracts purchased	(566)	—	—
Contingent purchase payments	(64)	(102)	(301)

Net cash used in investing activities	(12,987)	(10,656)	(2,250)
Financing activities
Proceeds from exercise of stock options	722	996	506
Repurchase of common stock	(60,024)	(22,119)	(20,010)
Repurchase Series D convertible redeemable preferred stock	—	—	(1)
Proceeds from (payments on) senior credit facility	46,450	(2,900)	43,450
Distribution to noncontrolling interest	(226)	(394)	(354)
Payments on long-term borrowings	(139)	(130)	(383)
Payments on joint venture borrowings	—	—	(758)
Payments of debt issuance costs	(2,352)	(73)	(737)
Payments on capital leases	(1,550)	(2,285)	(2,477)
Tax benefit related to stock option exercise	878	1,030	—
Repurchase 9 1/4% senior subordinated notes	—	—	(48,877)

Net cash used in financing activities	(16,241)	(25,875)	(29,641)
Effect of exchange rate changes on cash and cash equivalents	(492)	272	12

(Decrease) increase in cash and cash equivalents	(165)	408	(2,719)
Cash and cash equivalents at beginning of year	8,466	8,058	10,777

Cash and cash equivalents at end of year	$8,301	$8,466	$8,058

Cash paid for:
Interest	$8,686	$7,240	$9,303
Income taxes	2,564	1,145	572
Supplemental disclosures of non-cash activity:
Debt issued for capital lease obligations	$0	$30	$3,631
See Notes to Consolidated Financial Statements.

STANDARD PARKING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2008, 2007 and 2006

(In thousands except share and per share data)
Note A. Significant Accounting Policies
Standard Parking Corporation (“Standard” or “the Company”), and its subsidiaries and affiliates manage, operate and develop parking properties throughout the United States and Canada. The Company is a majority-owned subsidiary of Steamboat Industries LLC. The Company provides on-site management services at multi-level and surface facilities for all major markets of the parking industry. The Company manages approximately 2,200 locations, across the United States and Canada.
Noncontrolling Interests
On January 1, 2009, we adopted the provisions of Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, (“Statement No. 160”). Statement No. 160 requires entities to report noncontrolling (minority) interests as a component of shareholders’ equity on the balance sheet; include all earnings of a consolidated subsidiary in consolidated results of operations; and treat all transactions between the parent and its noncontrolling interest holder that increase or decrease the noncontrolling interest as equity provided the parent does not lose control. The adoption of Statement 160 is reflected retrospectively in these financial statements.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and joint ventures in which the Company has more than 50% ownership interest. Net income attributable to noncontrolling interest reflected in the consolidated statements of income is the joint venture partner’s interest in consolidated joint ventures. We have interests in twelve joint ventures, each of which operates between one and twenty-two parking facilities. Of the twelve joint ventures, nine are majority owned by us and are consolidated into our financial statements, and three are single purpose entities where we have a 50% interest or a minority interest. Investments in joint ventures where the Company has a 50% or less non-controlling ownership interest are accounted for under the equity method. All significant intercompany profits, transactions and balances have been eliminated in consolidation.
Variable Interest Entities

	Commencement of
Equity	Operations	Nature of Activities	% Ownership	Locations
Other Investments in VIE’s	Sep 93 — June 08	Management of parking lots, shuttle operations and parking meters	50.0%	Various states
The existing three VIE’s in which we have a variable interest are not consolidated into our financial statements because we are not the primary beneficiary.
Parking Revenue
The Company’s revenues are primarily derived from leased locations, managed properties and the providing of ancillary services, such as accounting, equipment leasing, payments received for exercising termination rights, consulting development fees, gains on sales of contracts, insurance and other value-added services. In accordance with SEC Staff Accounting Bulletin 104, “Revenue Recognition”, revenue is recognized when persuasive evidence of an arrangement exists, the fees are fixed or determinable, collectibility is reasonably assured and as services are provided. The Company recognizes gross receipts (net of taxes collected from customers) as revenue from leased locations, and management fees for parking services, as the related services are provided. Ancillary services are earned from management contract properties and are recorded as revenue as those services are provided. From time to time, the Company also recognizes gains on sales of parking contracts and development fees which are recorded as management contract revenue as those services are provided and/or earned ($0 in 2008 and $622 in 2007 and $0 in 2006). Development fees are revenue received from a customer for which we have provided certain consulting services as part of our offerings of ancillary management services. The gains from sales of contracts are for these contracts for which we have no asset basis or ownership interest and would be received as part of a formula buy-out in the contract in order for the owner to terminate the contract prior to its expiration.
Cost of Parking Services
The Company recognizes costs for leases and non-reimbursed costs from managed facilities as cost of parking services. Cost of parking services consists primarily of rent and payroll related costs.

Advertising Costs
Advertising costs are expensed as incurred and are included in general and administrative expenses. Advertising expenses aggregated $195, $191 and $261 for 2008, 2007 and 2006, respectively.
Stock Based Compensation
The Company accounts for share-based payment awards in accordance with SFAS No. 123R, “Share-Based Payment,” as interpreted by SAB No. 107. Under the provisions of SFAS No. 123R, share-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period) for awards expected to vest (considering estimated forfeitures). (See Note R).
Cash and Cash Equivalents
Cash equivalents represent funds temporarily invested in money market instruments with maturities of one to five days. Cash equivalents are stated at cost, which approximates market value.
Allowance for Doubtful Accounts
Accounts receivable, net of the allowance for doubtful accounts, represents our estimate of the amount that ultimately will be realized in cash. Management reviews the adequacy of its allowance for doubtful accounts on an ongoing basis, using historical collection trends, aging of receivables, and a review of specific accounts, and makes adjustments in the allowance as necessary. Changes in economic conditions or other circumstances could have an impact on the collection of existing receivable balances or future allowance considerations. As of December 31, 2008 and 2007, the Company’s allowance for doubtful accounts was $3,866 and $3,617, respectively.
Leasehold Improvements, Equipment, and Construction in Progress, net
Leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization. Equipment is depreciated on the straight-line basis over the estimated useful lives of approximately 5 years on average. Leasehold improvements are amortized on the straight-line basis over the terms of the respective leases or the service lives of the improvements, whichever is shorter (average of approximately 7 years). Assets under capital leases are amortized on the straight-line basis over the shorter of the terms of the respective leases or the service lives of the asset and is included in depreciation expense.
Costs associated with internal-use software are accounted for in accordance with Statement of Position No. 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”
Cost of Contracts
Cost of parking contracts are amortized on a straight-line basis over the weighted average contract life which is 10 years for the year ending December 31, 2008 and 7 years for the year ending December 31, 2007. Amortization expense was $1,344, $1,087 and $1,138 in 2008, 2007 and 2006, respectively.
Goodwill
Goodwill comprises of the excess of costs over the fair value of net assets of the acquired businesses. The Company performs goodwill impairment tests on at least an annual basis, or more frequently if facts and circumstances indicate that the assets may be impaired using the two-step process prescribed in Statement of Financial Accounting Standards (“SFAS No. 142”) “Goodwill and Other intangibles” For the years ended December 31, 2008, 2007 and 2006, the Company measured the fair value of its reporting segments in the fourth quarter and determined that the fair value of its reporting segments was greater than their carrying value and therefore no impairment of goodwill existed.
Long Lived and Finite-Lived Intangible Assets
Long-lived assets and identifiable intangibles with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or group of assets to future undiscounted net cash flows expected to be generated by the asset or group of assets. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Debt Issuance Costs
The costs of obtaining financing are capitalized and amortized as interest expense over the term of the respective financing using the interest rate method. Debt issuance costs of $2,776 and $885 at December 31, 2008 and 2007, respectively, are included in intangibles and other assets in the consolidated balance sheets and are reflected net of accumulated amortization. Amortization expense was $449, $275 and $525 at December 31, 2008, 2007 and 2006, respectively.
Financial Instruments
The carrying values of cash, accounts receivable and accounts payable are reasonable estimates of their fair value due to the short-term nature of these financial instruments. Other long-term debt has a carrying value that approximates fair value because these instruments bear interest at market rates.
Foreign Currency Translation
The functional currency of the Company’s foreign operations is the local currency. Accordingly, assets and liabilities of the Company’s foreign operations are translated from foreign currencies into U.S. dollars at the rates in effect on the balance sheet date while income and expenses are translated at the weighted-average exchange rates for the year. Adjustments resulting from the translations of foreign currency financial statements are accumulated and classified as a separate component of stockholders’ equity.
Interest Rate Caps
We use a variable rate senior credit facility to finance our operations. This facility exposes us to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases and conversely, if interest rates decrease, interest expense also decreases. We believe that it is prudent to limit the exposure of an increase in interest rates.
To meet this objective, we entered into an interest rate cap transaction with Bank of America, N.A. in 2005, allowing us to continue to take advantage of LIBOR based pricing under our Credit Agreement while hedging our interest rate exposure on a portion of our borrowings under the Credit Agreement (“Rate Cap Transaction”). Under the Rate Cap Transaction, we received payments from Bank of America at the end of each quarterly period to the extent that the prevailing three month LIBOR during that period exceeded our cap rate. The Rate Cap Transaction capped our LIBOR rate on a $30,000 principal balance at 2.5% for a total of 18 months, which matured on July 12, 2006, and for which we recognized a gain of $290 over the life of the cap. For the year ended December 31, 2006, we recognized a gain of $152 which was reported as a reduction of interest expense in the Consolidated Statement of Income. The Rate Cap Transaction began as of January 12, 2005 and settled each quarter on a date that coincided with our quarterly interest payment dates under the Credit Agreement.
In 2006 we entered into an additional Rate Cap Transaction with Bank of America, which allows us to limit our exposure on a portion of our borrowings under the Credit Agreement. Under this Rate Cap Transaction, we receive payments from Bank of America each quarterly period to the extent that the prevailing three month LIBOR during that period exceeds our cap rate of 5.75%. This Rate Cap Transaction caps our LIBOR interest rate on a notional amount of $50,000 at 5.75% for a total of 36 months. The Rate Cap Transaction began as of August 4, 2006 and settles each quarter on a date that coincides with our quarterly interest payment dates under the Credit Agreement. This Rate Cap Transaction is classified as a cash flow hedge, and we calculate the effectiveness of the hedge on a quarterly basis. The ineffective portion of the cash flow hedge is recognized in current period earnings as an increase of interest expense.
At December 31, 2008, the fair value of the Rate Cap Transaction was immaterial. Total changes in the fair value of the Rate Cap Transaction at December 31, 2008 was $300, of which $158 was recorded as an increase of interest expense in the consolidated statement of income for the year ended December 31, 2008. $83 of this change was due to hedge ineffectiveness.

At December 31, 2007, the fair value of the Rate Cap Transaction was immaterial. Total changes in the fair value of the Rate Cap Transaction as of December 31, 2007 was $300, of which $93 was reflected in accumulated other comprehensive income, net of tax, on the consolidated balance sheet. $100 and $42 of this change was recorded as an increase of interest expense in the consolidated statement of income for the years ended December 31, 2007 and 2006, respectively.
We do not enter into derivative instruments for any purpose other than cash flow hedging purposes.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Insurance Reserves
The Company purchases comprehensive liability insurance covering certain claims that occur at parking facilities the Company leases or manages. In addition, the Company purchases umbrella/excess liability coverage. The Company’s various liability insurance policies have deductibles of up to $250 that must be met before the insurance companies are required to reimburse the Company for costs incurred relating to covered claims. As a result, the Company is, in effect, self-insured for all claims up to the deductible levels. The Company applies the provisions of SFAS No. 5, Accounting for Contingencies, in determining the timing and amount of expense recognition associated with claims against the Company. The expense recognition is based upon the Company’s determination of an unfavorable outcome of a claim being deemed as probable and capable of being reasonably estimated, as defined in SFAS No. 5. This determination requires the use of judgment in both the estimation of probability and the amount to be recognized as an expense. The Company utilizes historical claims experience along with regular input from third party insurance advisors in determining the required level of insurance reserves. Future information regarding historical loss experience may require changes to the level of insurance reserves and could result in increased expense recognition in the future.
Contingencies
The Company is subject to litigation in the normal course of our business. The Company applies the provisions of SFAS No. 5, Accounting for Contingencies, in determining the recognition and measurement of expense recognition associated with legal claims against the Company. Management uses guidance from internal and external legal counsel on the potential outcome of litigation in determining the need to record liabilities for potential losses and the disclosure of pending legal claims. (See Note L).
Recent Accounting Pronouncements
In September 2006, the FASB issued Statement of Financial Accounting Standards, Fair Value Measurements (“Statement No. 157”). Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The statement does not require new fair value measurements, but is applied to the extent that other accounting pronouncements require or permit fair value measurements. The statement emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. Certain requirements of Statement No. 157 are required for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The effective date for other requirements of Statement No. 157 has been deferred for one year by the FASB. The Company adopted the sections of Statement No. 157 which are effective for fiscal years beginning after November 15, 2007 and there was no impact on the Company’s consolidated financial statements. The Company is currently evaluating the impact of the delayed Sections of Statement No. 157 on its consolidated financial statements, but is not yet in a position to determine the impact of its adoption.
In December 2007, the FASB issued Statement No. 141 (Revised 2007), Business Combinations (“Statement No. 141R”), effective prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Statement No. 141R establishes principles and requirements on how an acquirer recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, noncontrolling interests in the acquiree, goodwill or gain from a bargain purchase and accounting for transaction costs. Additionally, Statement No. 141R determines what information must be disclosed to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company adopted Statement No. 141R on January 1, 2009. The impact of the adoption of Statement No. 141R will depend on the nature and extent of business combinations occurring on or after the effective date.

Reclassification
Certain amounts previously presented in the financial statements of prior periods have been reclassified to conform to current year presentation.
Stock Split
On December 4, 2007, the Board of Directors declared a 2-for-1 stock split in the form of a 100% common stock dividend to stockholders of record as of the close of business on January 8, 2008, which was distributed on January 17, 2008. All share and per share data included in the consolidated financial statements and accompanying notes have been adjusted to reflect this stock split.
Note B. Net Income Per Common Share
In accordance with SFAS No.128, Earnings Per Share (“EPS”), basic net income per share is computed by dividing net income by the weighted daily average number of shares of common stock outstanding during the year. Diluted net income per share is based upon the weighted daily average number of shares of common stock outstanding for the year plus dilutive potential common shares, including stock options and restricted stock units using the treasury-stock method.
A reconciliation of the weighted average basic shares outstanding to the weighted average diluted shares outstanding is as follows:

	Year Ended December 31,
	2008	2007	2006
	(in thousands except for share
	and per share data)
Net income attributable to Standard Parking Corporation	$19,045	$17,373	$35,751

Weighted average basic shares outstanding	17,325,235	18,831,667	19,967,286
Effect of dilutive stock options and restricted stock units	406,238	457,409	525,234
Weighted average diluted shares outstanding	17,731,473	19,289,076	20,492,520

Net income per share:
Basic	$1.10	$0.92	$1.79
Diluted	$1.07	$0.90	$1.75
There were no anti-dilutive shares for the years ended December 31, 2008, 2007 and 2006.
The dilutive effect of the one-time grant of 755,000 restricted stock units is 47,032 shares and is reflected in diluted EPS by application of the treasury stock method pursuant to paragraph 17 of SFAS No. 128.
For the years ended December 31, 2008 and 2007, 18,777 and 25,849 shares, respectively, of performance based restricted stock were not included in the computation of weighted diluted common share amounts because the number of shares ultimately issued is contingent on the Company’s performance goals, which were not achieved as of that date. There were no performance based restricted stock awards issued and outstanding in 2006.

There are no additional securities that could dilute basic EPS in the future that were not included in the computation of diluted EPS, other than those disclosed.
Note C. Leasehold Improvements, Equipment and Construction in Progress, net
A summary of leasehold improvements, equipment, and construction in progress and related accumulated depreciation and amortization is as follows:

		December 31
	Ranges of Estimated useful life	2008	2007
Equipment	2 – 10 years	$29,615	$30,234
Leasehold improvements	Shorter of lease term or economic life up to 10 years	10,340	10,082
Construction in progress		6,517	4,129

		46,472	44,445
Less accumulated depreciation and amortization		(28,930)	(28,750)

Leasehold improvements, equipment and construction in progress, net		$17,542	$15,695

Depreciation expense was $4,403, $4,200 and $4,481 in 2008, 2007 and 2006, respectively. Depreciation includes losses on abandonments of leasehold improvements and equipment of $584, $148 and $368 in 2008, 2007 and 2006, respectively.
Note D. Cost of Contracts, net
Cost of contracts represents the contractual rights associated with providing parking services at a managed or leased facility. Cost consists of either capitalized payments made to third parties or the value ascribed to contracts acquired through acquisition. Cost of contracts are amortized over the estimated life of the contracts, including anticipated renewals and terminations.
The balance of cost of contracts is comprised of the following:

	December 31,
	2008	2007
Cost of contracts	$15,303	$39,953
Accumulated amortization	(4,431)	(32,265)

Cost of contracts, net	$10,872	$7,688

During 2008, we retired fully amortized contracts in the amount of $29,177 that had expired.
The expected future amortization of cost of contracts is as follows:

Cost of Contract
2009	$1,517
2010	1,509
2011	1,379
2012	1,105
2013	1,082
2014 and Thereafter	4,280

Total	$10,872

Note E. Acquisitions
During the year ended December 31, 2008, the Company completed two acquisitions. Consideration for all acquisitions was $8,505 of which $6,008 was paid in cash and $2,497 in a discounted non-interest bearing note to be paid in the annual installments of $600, commencing February 2009 and an estimated $187 to be paid in the future based upon financial performance compared to forecast. In addition, the Company paid and capitalized $310 in acquisition costs. A summary of the acquisitions follows:
•	In November 2008, we acquired certain assets of Downtown Valet, LLC, a valet operator in Seattle, Washington.
•	In February 2008, we acquired certain assets of G.O. Parking, a parking operator in Chicago, Illinois.

The acquisitions of Downtown Valet, LLC and G.O. Parking represent acquisitions of businesses, as defined by EITF Issue No. 98-3.
These acquisitions consisted of goodwill of $3,007, cost of contract of $5,314, intangible assets of $233 and equipment of $261. At December 31, 2008, we accrued for a contingency payment of $225 related to a 2007 acquisition.
During the year ended December 31, 2007, the Company completed four acquisitions and purchased certain assets of a valet operation in Seattle, Washington. Consideration for all acquisitions was approximately $6,550, ($5,928 paid in cash and $622 through the sale of certain contract rights in a non-cash transaction) with an estimated $1,525 to be paid in the future based upon financial performance compared to forecast of which $64 has been paid in 2008. In addition, the Company paid and capitalized $274 in acquisition costs. A summary of the acquisitions follows:
•	In September 2007, we acquired certain assets of Downtown Parking, LLC, a parking operator in Chicago, Illinois.
•	In September 2007, we acquired certain assets of Alliance International Security, Inc., a regional security services firm based in Los Angeles, California.
•	In July 2007, we acquired contract rights for certain locations in Los Angeles, California from a related party.
•	In July 2007, we acquired certain valet parking locations in Honolulu, Hawaii.
These acquisitions consisted of goodwill of $1,252, cost of contract of $5,195, intangible assets of $260, and equipment of $117.
The acquisitions for 2008 and 2007 were accounted for using the purchase method of accounting. The Company financed the acquisitions through additional term borrowings under the senior credit facility and existing cash. The results of operations of these acquisitions are included in the Company’s consolidated statement of income from the date of acquisition. None of the acquisitions, either individually or in the aggregate is considered material to the Company.
Note F. Borrowing Arrangements
Long-term borrowings, in order of preference, consist of:

		Amount Outstanding
		December 31,	December 31,
	Due Date	2008	2007
		(in thousands)
Senior credit facility	June 2013	$120,600	$74,150
Capital lease obligations	Various	3,039	4,649
Obligations on Seller notes and other	Various	1,425	1,564

		125,064	80,363
Less current portion		1,068	1,938

		$123,996	$78,425

Senior Credit Facility
On July 15, 2008, we entered into an amended and restated credit agreement with a group of six banks: Bank of America, N.A., as administrative agent, issuing lender and as a lender; Wells Fargo Bank, N.A., as syndication agent, issuing lender and as a lender; Fifth Third Bank, as a lender; First Hawaiian Bank, as a lender; JPMorgan Chase Bank, N.A., as a lender; and U.S. Bank National Association, as a lender. This credit agreement amended and restated our credit facility dated June 29, 2006.

The senior credit facility was increased from $135,000 to $210,000. The $210,000 revolving credit facility will expire in July 2013. The revolving credit facility includes a letter of credit sub-facility with a sublimit of $50,000 and a swing line sub-facility with a sublimit of $10,000.
This revolving credit facility bears interest, at our option, at either (1) LIBOR plus the applicable LIBOR Margin ranging between 2.00% and 3.50% depending on the ratio of our total funded indebtedness to our EBITDA from time to time (“Total Debt Ratio”) or (2) the Base Rate (as defined below) plus the applicable Base Rate Margin ranging between 0.50% and 2.00% depending on our Total Debt Ratio. We may elect interest periods of one, two, three or six months for LIBOR based borrowings. The Base Rate is the greater of (i) the rate publicly announced from time to time by Bank of America, N.A. as its “prime rate”, or (ii) the overnight federal funds rate plus 0.50%.
The senior credit facility includes a fixed charge ratio covenant, a total debt to EBITDA ratio covenant, a limit on our ability to incur additional indebtedness, issue preferred stock or pay dividends, and certain other restrictions on our activities. We are required to repay borrowings under the senior credit facility out of the proceeds of future issuances of debt or equity securities and asset sales, subject to certain customary exceptions. The senior credit facility is secured by substantially all of our assets and all assets acquired in the future (including a pledge of 100% of the stock of our existing and future domestic guarantor subsidiaries and 65% of the stock of our existing and future foreign subsidiaries).
At December 31, 2008 we are in compliance with all of our financial covenants.
The weighted average interest rate on our senior credit facility at December 31, 2008 and 2007 was 3.6% and 5.4%, respectively. The rate includes all outstanding LIBOR contracts, interest rate cap effect and letters of credit. The weighted average interest rate on outstanding borrowings, not including letters of credit, was 3.8% and 6.5% at December 31, 2008 and 2007, respectively.
At December 31, 2008, we had $20,767 of letters of credit outstanding under the senior credit facility, borrowings against the senior credit facility aggregated $120,600, and we had $68,633 available under the senior credit facility.
We have entered into various financing agreements, which were used for the purchase of equipment.
Note G. Accumulated Other Comprehensive Income
The components of accumulated other comprehensive income, net of tax, are as follows:

	2008	2007
Revaluation of interest rate cap	$—	$(93)
Effect of foreign currency translation	85	575

Total	$85	$482

Note H. Income Taxes
The components of income tax expense (benefit) for the years ended December 31, 2008, 2007 and 2006 were as follows:

	2008	2007	2006
Current provision:
U.S. federal	$2,797	$901	$298
Foreign	401	497	374
State	696	1,007	191

Total current	3,894	2,405	863
Deferred provision (benefit):
U.S. federal	6,961	8,018	(14,152)
Foreign	—	—	—
State	767	844	(1,591)

Total deferred	7,728	8,862	(15,743)
Income tax expense (benefit)	$11,622	$11,267	$(14,880)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	2008	2007
	(in thousands)
Deferred tax assets:
Net operating loss carry forwards	$8,739	$12,782
Accrued expenses	6,360	6,871
Accrued compensation	3,694	3,367
Tax credit carry forwards	861	1,649
Book over tax depreciation and amortization	626	1,114
Accrued lease obligations	148	211

Gross deferred tax assets	20,428	25,994
Less: valuation allowance	(456)	(608)

Total deferred tax asset	19,972	25,386

Deferred tax liabilities:
Prepaid expenses	(280)	—
Undistributed Foreign Earnings	(527)	(646)
Tax over book goodwill amortization	(19,217)	(17,148)

Total deferred tax liabilities	(20,024)	(17,794)

Net deferred tax (liabilities) assets	$(52)	$7,592

Amounts recognized on the balance sheet consist of:

	2008	2007
	(in thousands)
Deferred tax asset, current	$3,253	$6,247
Deferred tax (liability) asset, long term	(3,305)	1,345

Net deferred tax (liabilities) assets	$(52)	$7,592

SFAS No. 109, Accounting for Income Taxes requires that we assess the realizability of deferred tax assets at each reporting period. These assessments generally consider several factors including the reversal of existing temporary differences, projected future taxable income, and potential tax planning strategies. We have valuation allowances totaling $456 and $608 at December 31, 2008 and 2007, respectively, related to our state net operating loss carryforwards (NOL’s) that we believe are not likely to be realized based upon our estimates of future state taxable income, limitations of the use of our state NOL’s, and the carryforward life over which the state tax benefit will be realized.
At December 31, 2008 the Company had $21,020 of gross federal net operating loss (NOLs) carryforwards, which will expire in the years 2021 through 2024, and $1,382 of tax effected state net operating loss (NOL’s) carryforwards which will expire 2009 through 2026. As a result of the initial public offering completed in June of 2004, an ownership change occurred under Internal Revenue Code Section 382 which limits our ability to use pre-change NOLs to reduce future taxable income.
Since 2005, the Company has treated its investment in its Canadian subsidiary as non-permanent in duration and provided taxes on the undistributed Canadian earnings under APB 23. In 2008, the Company reassessed the treatment of the undistributed earnings of its Canadian subsidiary and determined that approximately $500 of Canadian earnings are permanently reinvested to meet the Canadian subsidiary’s working capital requirements. The Company has provided taxes for the remaining undistributed earnings of its Canadian subsidiary in excess of the permanently reinvested amount.

A reconciliation of the Company’s reported income tax provision (benefit) to the amount computed by multiplying book income/(loss) before income taxes by the statutory United States federal income tax rate is as follows:

	2008	2007	2006
Tax at statutory rate	$10,733	$10,024	$7,305
Foreign Dividend and repatriation of foreign earnings	104	268	295
Permanent Differences	369	484	311
State taxes, net of federal benefit	1,498	1,459	987
Effect of foreign tax rates	(10)	40	25
Recognition of tax credits	(844)	(1,047)	(223)
Other	(76)	—	344

	11,774	11,228	9,044
Change in valuation allowance	(152)	39	(23,924)

Income tax expense (benefit)	$11,622	$11,267	$(14,880)

Income taxes paid in aggregate to United States federal, state and Canadian tax authorities was $2,564, $1,145 and $572 in 2008, 2007 and 2006, respectively.
In July 2006, FASB issued Statement of Financial Accounting Standards Interpretation No. 48 (“FIN 48”). Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to uncertain tax positions, if any, in income tax expense. Upon adoption as of January 1, 2007, the Company completed a detailed analysis of its tax positions and determined that the implementation of FIN 48 did not have an impact on the Company’s financial position or results from operations. As of December 31, 2008, the Company has not identified any tax positions that would have a material impact on the Company’s financial position.
The tax years that remain subject to examination for the Company’s major tax jurisdictions at December 31, 2008 are shown below:

2004 – 2007	United States—federal income tax
2003 – 2007	United States—state and local income tax
2004 – 2007	Canada
Note I. Benefit Plans
The Company offers deferred compensation arrangements for certain key executives and sponsors an employees’ savings and retirement plan in which certain employees are eligible to participate. Subject to their continued employment by the Company, certain employees offered supplemental pension arrangements will receive a defined monthly benefit upon attaining age 65. At December 31, 2008 and 2007, the Company has accrued $3,008 and $2,925, respectively, representing the present value of the future benefit payments. Expenses related to these plans amounted to $154, $171, and $182 in 2008, 2007 and 2006, respectively.
Participants in the savings and retirement plan may elect to contribute a portion of their compensation to the plan. The Company, contributes an amount in cash or other property as required by the plan. Expenses related to these plans amounted to $904, $919, and $808 in 2008, 2007 and 2006, respectively.
The Company also offers a non-qualified deferred compensation plan. This plan allows certain employees to defer a portion of their compensation, limited to a maximum of $50 per year, to be paid to the participants upon retirement. To support the non-qualified deferred compensation plan, the Company has elected to purchase Company owned life insurance (“COLI”) policies on certain plan participants. The cash surrender value of the COLI policies is designed to provide a source for funding the accrued liability. As of December 31, 2008 and 2007, the cash surrender value of the COLI policies is $943 and $717, respectively and is included in intangible and other assets, net on the consolidated balance sheet. The liability for the non-qualified deferred compensation plan is included in other long-term liabilities and was $1,336 and $1,148 as of December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, the plan also included restricted cash of $484 and $438, respectively and is included in intangible and other assets, net on the consolidated balance sheet.

The Company also contributes to two multi-employer defined contribution and seven multi-employer defined benefit plans which cover certain union employees. Expenses related to these plans were $575, $374 and $418 in 2008, 2007 and 2006, respectively.
Note J. Leases and Contingencies
The Company operates parking facilities under operating leases expiring on various dates, generally prior to 2019. Certain of the leases contain options to renew at the Company’s discretion.
Total future annual rent expense is not determinable due to the application of percentage factors based on revenues. At December 31, 2008, the Company’s minimum rental commitments, excluding contingent rent provisions under all non-cancelable leases, are as follows:

2009(1)	$31,556
2010	23,299
2011	19,362
2012	14,648
2013	8,365
2014 and thereafter,	19,922

$117,152

(1)	$6,495 is included in 2009’s minimum commitments for leases that expire in less than one year.
Rent expense, including contingent rents, was $110,134, $104,032 and $109,597 in 2008, 2007 and 2006, respectively.
Contingent rent expense was $62,013, $ 64,874 and $65,421 in 2008, 2007 and 2006, respectively. Contingent rent expense consists primarily of percentage rent payments, which will cease at various times as certain leases expire.
Note K. Management Contracts and Related Arrangements with Affiliates
In connection with the acquisition of a 76% interest in Executive Parking Industries, LLC, we entered into a management agreement dated May 1, 1998, with D&E Parking, Inc., a privately held company owned by Ed Simmons, an executive officer, and Dale Stark, a former Senior Vice President and presently a consultant of the Company. The management agreement was for a period of nine years and terminated on April 30, 2007. In consideration of the services provided by D&E under this arrangement, we paid D&E an annual fee of $411 in 2007 and $549 in 2006.
We entered into a consulting agreement with D&E Parking, Inc. and Dale Stark that became effective on May 1, 2007 after the aforementioned management agreement terminated by its terms. This consulting agreement is for a period of three years, terminating on April 30, 2010. Per the terms of the agreement, consideration for services provided are $250 per year. In addition, the consultant is eligible for a consultant fee of up to $50 per year. In consideration of the services provided by D&E under this arrangement, we paid D&E $401 and accrued $50 in 2008 and paid $167 in 2007.
On December 31, 2000, we sold, at fair market value, certain contract rights to D&E. In July 2007, we bought back certain contract rights for approximately $1,472 ($850 paid in cash and $622 gain through the sale of certain contract rights), representing five locations. The Company continued to operate an additional location through January 2008, at which time the location was sold to an unrelated third party. We received net management fees and reimbursement for support services in connection with the operation of the parking facilities from D&E. We recorded net management fees from D&E of $4 in 2008, $66 in 2007, and $149 in 2006.
In 2008, Standard Parking provided property management services for twenty separate retail shopping centers and commercial office buildings in which D&E has an ownership interest. Dale Stark is the managing member of each of the property ownership entity. In consideration of the property management services we provided for these twenty properties, we recorded net management fees totaling $632 in 2008. In 2007, we operated fifteen of these properties and recorded net management fees totaling $500. In 2006, we operated nine of these properties and recorded net management fees totaling $363.

In 2008, our wholly owned subsidiary, Preferred Response Security Services, Inc., provided security services for one retail shopping center owned by D&E and two retail shopping centers in 2007 and 2006. We recorded net management fees amounting to $34 for these security services in 2008, $35 in 2007 and $37 in 2006. In 2008 and 2007, we provided sweeping and power washing for two retail shopping facilities in which D&E has an ownership interest and three facilities in 2006. For these services we recorded net management fees totaling $9 in 2008, $9 in 2007 and $45 in 2006.
Note L. Legal Proceedings
In addition to any litigation that may arise in connection with insured matters, we are subject to various claims and legal proceedings that consist principally of lease and contract disputes. We consider these claims and legal proceedings to be routine and incidental to our business, and in the opinion of management, the ultimate liability with respect to these proceedings and claims will not materially affect our financial position, operations or liquidity.
Note M. Capital Leases
Property under capital leases included within equipment is as follows:

	December 31,
	2008	2007
Service vehicles	$6,795	$10,296
Computer equipment	—	1,667
Parking equipment	497	768

	7,292	12,731
Less: Accumulated depreciation	3,721	6,197

	$3,571	$6,534

Future minimum lease payments under capital leases at December 31, 2008 together with the present value of the minimum lease payments are as follows:

2009	$1,026
2010	625
2011	588
2012	643
2013 and thereafter	410

Total minimum payments	3,292
Less: Amounts representing interest	253

Present value of minimum payments	3,039
Less: Current portion	948

Total long-term portion	$2,091

Note N. Goodwill and Intangible Assets
In accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets”, goodwill was assigned to respective segments that we now present based upon the specific Region where the assets acquired and associate goodwill resided.
As a result of the acquisitions which occurred during 2008 and 2007, our contingent payments outstanding as of December 31, 2008 total $1,423 will be paid over time based on achieving certain performance criteria. Such contingent payments will be accounted for as additional purchase price.

The following table reflects the changes in the carrying amounts of goodwill by reported segment for the years ended December 31, 2008 and 2007.

	Region	Region	Region	Region
	One	Two	Three	Four	Total
Balance as of December 31, 2006	$55,175	$15,657	$25,669	$22,577	$119,078
Acquired during the period	—	—	102	—	102
Foreign currency translation	—	710	—	—	710

Balance as of December 31, 2007	$55,175	$16,367	25,771	$22,577	$119,890

Acquired during the period	3,007	—	—	—	3,007
Adjustments to purchase price	—	—	1,252	—	1,252
Contingency payments related to acquisitions	272	—	17	—	289
Foreign currency translation	—	(888)	—	—	(888)

Balance as of December 31, 2008	$58,454	$15,479	$27,040	$22,577	$123,550

Note O. Long-Term Receivables, net
Long-term receivables, net, consist of the following:

	Amount Outstanding
	December 31, 2008	December 31, 2007
Bradley International Airport
Deficiency payments	$5,961	$4,135
Other Bradley related, net	3,203	3,203
Valuation allowance	(2,484)	(2,484)

Total long-term receivables, net	$6,680	$4,854

Agreement
We are entered into a 25-year agreement with the State of Connecticut (“State”) that expires on April 6, 2025, under which we operate the surface parking and 3,500 garage parking spaces at Bradley International Airport located in the Hartford, Connecticut metropolitan area. The company manages the facility for which it is expected to receive a management fee.
The parking garage was financed on April 6, 2000 through the issuance of $53,800 of State of Connecticut special facility revenue bonds, representing $47,700 non-taxable Series A bonds and a separate taxable issuance of $6,100 Series B bonds. The Series B bonds were retired on July 1, 2006 according to the terms of the indenture. The Bradley agreement provides that we deposit with a trustee for the bondholders all gross revenues collected from operations of the surface and garage parking, and from these gross revenues. Principal and interest on the Bradley special facility revenue bonds increase from approximately $3,600 in lease year 2002 to approximately $4,500 in lease year 2025. Annual guaranteed minimum payments to the State increase from approximately $8,300 in lease year 2002 to approximately $13,200 in lease year 2024. The annual minimum guaranteed payment to the State as of December 31, 2008 and 2007 was $9,531 and $9,335, respectively.
All of the cash flow from the Parking Facilities are pledged to the security of the bonds and are collected and deposited with the bond trustee. Each month the bond trustee makes certain required monthly distributions, which are characterized as “Guaranteed Payments.” To the extent the monthly gross receipts generated by the Parking Facilities are not sufficient for the trustee to make the required Guaranteed Payments, we are obligated to deliver the deficiency amount to the trustee. Additionally, the Guaranteed Payments are required to be paid before we are reimbursed for deficiency payments or management fees.
The following is the list of Guaranteed Payments:
•	Garage and Surface Operating Expenses,
•	Principal and Interest on Bonds,
•	Trustee Expenses
•	Major Maintenance and Capital Improvement Deposits
•	State Minimum Guarantee

However, to the extent there is a cash surplus in any month during the term of the Lease, we have the right to be repaid the principal amount of any and all deficiency payments, together with actual interest expenses and a premium, not to exceed 10% of the initial deficiency payment. We calculate and record interest income and premium income in the period the associated deficiency payment is received from the trustee.
Deficiency Payments
To the extent that monthly gross receipts are not sufficient for the trustee to make the required payments, we are obligated pursuant to our agreement, to deliver the deficiency amount to the trustee within three business days of being notified. We are responsible for these deficiency payments regardless of the amount of utilization for the Bradley parking facilities. The deficiency payments represent contingent interest bearing advances to the trustee to cover operating cash flow requirements. To the extent sufficient funds are available in the appropriate fund, the trustee is then directed by the State to reimburse us for deficiency payments up to the amount of the calculated surplus.
In the year ended December 31, 2008, we made deficiency payments (net of repayments received) of $1,826. In addition, in 2008 we received $18 for premium income on deficiency repayments from the trustee and reversed the $52 interest and premium receivable recorded in 2007. In the year ended December 31, 2007, we received repayments (net of deficiency payments) of $202. In addition, in 2007 we received $114 for the 2006 receivable and $282 for interest and premium income on deficiency repayments from the trustee. The total receivable from the trustee for interest and premium income related to deficiency repayments were $0 and $52 as of December 31, 2008 and 2007, respectively.
The payments, if any, are recorded as a receivable by us for which we are reimbursed from time to time as provided in the trust agreement. As of December 31, 2008, and December 31, 2007, we have a receivable of $5,961 and $4,135, respectively, compromised of cumulative deficiency payments to the trustee, net of reimbursements. We believe these advances to be fully recoverable and therefore have not recorded a valuation allowance for them. We do not guarantee the payment of any principal or interest on any debt obligations of the State of Connecticut or the trustee.
Per the Construction, Financing and Operating Special Facility Lease Agreement, which governs reimbursement of Guarantor Payments, places no time restriction or language exists limiting our right to reimbursement in the Lease.
The following table reconciles the beginning and ending balance of the receivable for each year presented:

	December 31,
	2008	2007
Deficiency payments:
Balance at beginning of year	$4,135	$4,337
Deficiency payments made	2,153	651
Deficiency repayment received	(327)	(853)

Balance at end of year	5,961	4,135
Other Bradley related	3,203	3,203
Valuation allowance	(2,484)	(2,484)

Total long-term receivables	$6,680	$4,854

The following table reconciles interest and premium income accrued and interest and premium income received, which are not included in the above balances:

	December 31,
	2008	2007
Interest and premium on deficiency payments:
Balance at beginning of year	$52	$114
Reversal of uncollected interest and premium accrued in prior year	(52)	—
Interest and premium accrued	18	334
Interest and premium income received	(18)	(396)

Balance at end of year	$—	$52

Compensation
In addition to the recovery of certain general and administrative expenses incurred, our agreement provides for an annual management fee payment which is based on three operating profit tiers calculated for each year during the term of the agreement. The management fee is further apportioned 60% to us and 40% to an un-affiliated entity. To the extent that funds are available for the trustee to make a distribution, the annual management fee is paid when sufficient cash is paid after the Guaranteed Payments (as defined in our agreement), and after the repayment of all deficiency payments, including accrued interest and premium. However, our right to the management fee accrues each year during the term of the agreement and is paid when sufficient cash is available for the trustee to make a distribution.
The annual management fee is paid after the repayment of all deficiency payments, including accrued interest and premium, therefore due to the existence and length of time for repayment of the deficiency amounts to the Company, no management fees have been recognized. Management fees will be recognized in accordance with SAB 104 when “collectibility is reasonably assured”.
Cumulative management fees of $3,600 have not been recognized as of December 31, 2008 and no management fees were recognized during 2008 and 2007.
Note P. Stock Repurchases
2008 Stock Repurchases
In December 2007, the Board of Directors authorized us to repurchase shares of our common stock, on the open market or through private purchases, up to $25,000 in aggregate. As of December 31, 2007, $22,882 remained available for repurchase under this authorization.
During the first quarter of 2008, we repurchased from third party shareholders 257,125 shares at an average price of $20.79 per share, including average commissions of $0.03 per share, on the open market. Our majority shareholder sold to us 120,111 shares in the first quarter at an average price of $20.76 per share. The total value of the first quarter transactions was $7,839. 214,500 shares were retired in March 2008 and the remaining 162,736 shares were retired in June 2008.
During the second quarter of 2008, we repurchased from third party shareholders 120,000 shares at an average price of $20.70 per share, including average commissions of $0.03 per share, on the open market. Our majority shareholder sold to us 125,964 shares in the second quarter at an average price of $20.67 per share. The total value of the second quarter transactions was $5,087. 173,701 shares were retired in June 2008 and the remaining 72,263 were retired during the third quarter.
In July 2008 the Board of Directors authorized us to repurchase shares of our common stock, on the open market or through private purchases, up to an additional $60,000 in aggregate.
During the third quarter of 2008, we repurchased from third party shareholders 565,447 shares at an average price of $21.19 per share, including average commissions of $0.03 per share, on the open market. Our majority shareholder sold to us 580,060 shares in the third quarter at an average price of $21.16 per share. In addition, we repurchased from third party shareholders 14,600 shares at an average price of $22.66 per share, including average commissions of $0.03 per share, on the open market. The total value of the third quarter transactions was $24,586. 994,841 shares were retired during the third quarter of 2008 and the remaining 165,266 shares were retired in the fourth quarter of 2008.
The December 2007 repurchase authorization by the Board of Directors was completed in August 2008.
During the fourth quarter of 2008, we repurchased from third party shareholders 640,348 shares at an average price of $18.34 per share, including average commissions of $0.03 per share, on the open market. Our majority shareholder sold to us 545,683 shares in the fourth quarter at an average price of $18.31 per share. In addition, we repurchased from third party shareholders 24,700 shares at an average price of $18.21 per share, including average commissions of $0.03 per share, on the open market. Our majority shareholder also sold us its pro-rata ownership of a third quarter open market repurchase of 14,904 shares at an average price of $22.63 per share. The total value of the fourth quarter transactions was $22,512. 598,212 shares were retired during the fourth quarter of 2008 and the remaining 627,423 shares were held as treasury stock and retired during the first quarter of 2009.
As of December 31, 2008, $22,857 remained available for repurchase under the July 2008 authorization by the Board of Directors.

2007 Stock Repurchase
In March 2007, the Board of Directors authorized us to repurchase shares of our common stock, on the open market or through private purchases, up to $20,000 in aggregate. This repurchase program was completed during the fourth quarter of 2007.
During the first quarter of 2007 we repurchased from third party shareholders 95,278 shares at an average price of $17.57 per share, including average commissions of $0.01 per share, on the open market. Our majority shareholder sold to us 100,000 shares in the first quarter at an average price of $17.56 per share. The total value of the first quarter transactions was $3,430. All treasury shares were retired in March 2007.
During the second quarter of 2007 we repurchased from third party shareholders 175,600 shares at an average price of $18.33 per share, including average commissions of $0.01 per share, on the open market. Our majority shareholder sold to us 182,808 shares in the second quarter at an average price of $18.32 per share. The total value of the second quarter transactions was $6,568. All treasury shares were retired during the second quarter.
During the third quarter of 2007 we repurchased from third party shareholders 135,756 shares at an average price of $18.14 per share, including average commission of $0.01 per share, on the open market. Our majority shareholder sold to us 139,772 shares in the third quarter at an average price of $18.13 per share. The total value of the third quarter transactions was $4,997. 215,012 shares were retired in September 2007 and the remaining 60,516 shares were retired in October 2007.
In December 2007, the Board of Directors authorized us to repurchase shares of our common stock, on the open market or through private purchases, up to an additional $25,000 in aggregate.
During the fourth quarter of 2007 we repurchased from third party shareholders 74,052 shares at an average price of $20.43 per share, including average commissions of $0.01 per share, on the open market and our majority shareholder agreed in each case to sell shares equal to its pro-rata ownership of 76,106 shares at an average price of $20.42 per share. In addition, we repurchased from third party shareholders 167,544 shares at an average price of $24.22 per share, including average commissions of $0.01 per share, on the open market. The total value of the fourth quarter transactions was $7,124. 269,228 shares were retired during the fourth quarter of 2007 and the remaining 48,474 shares were held as treasury stock and retired during the first quarter of 2008.
Note Q. Domestic and Foreign Operations
Our business activities consist of domestic and foreign operations. Foreign operations are conducted in Canada. Revenue attributable to foreign operations were less than 10% of consolidated revenues for each of the years ended December 31, 2008, 2007 and 2006.
A summary of information about our foreign and domestic operations is as follows:

	Year ended December 31,
	2008	2007	2006
Total revenues, excluding reimbursement of management contract expenses:
Domestic	$294,573	$260,793	$255,959
Foreign	5,566	4,146	3,931

Consolidated	$300,139	$264,939	$259,890

Operating income:
Domestic	$35,993	$34,440	$28,191
Foreign	1,125	1,092	800

Consolidated	$37,118	$35,532	$28,991

Income before income taxes:
Domestic	$29,493	$27,503	$20,004
Foreign	1,174	1,137	867

Consolidated	$30,667	$28,640	$20,871

Identifiable assets:
Domestic	$222,415	$207,375	$205,412
Foreign	6,826	8,013	7,116

Consolidated	$229,241	$215,388	$212,528

Business Unit Segment Information
SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources. The CODM, as defined by SFAS 131, is the Company’s President and Chief Executive Officer (“CEO”).
Each of the operating segments is directly responsible for revenue and expenses related to their operations including direct regional administrative costs. Finance, information technology, human resources, and legal are shared functions that are not allocated back to the four operating segments. The CODM assesses the performance of each operating segment using information about its revenue and operating income (loss) before interest, taxes, and depreciation and amortization, but does not evaluate segments using discrete asset information. There are no inter-segment transactions and the Company does not allocate interest and other income, interest expense, depreciation and amortization or taxes to operating segments. The accounting policies for segment reporting are the same as for the Company as a whole.
The Company is managed based on regions administered by executive vice presidents. Three regions are generally organized geographically with the fourth region encompassing major airports and transportation operations nationwide. The following is a summary of revenues (excluding reimbursement of management contract expenses) and gross profit by regions for the years ended December 31, 2008, 2007 and 2006. Information related to prior years has been recast to conform to the current region alignment.

Note Q. Domestic and Foreign Operations
In accordance with SFAS 131, the Company has provided this business unit segment information for all comparable prior periods. Segment information is summarized as follows (in thousands):

	Year Ended December 31,
	2008		2007		2006
Revenues(a):
Region One
Lease contracts	$73,006		$62,788		$59,542
Management contracts	49,102		44,202		40,460

Total Region One	122,108		106,990		100,002
Region Two
Lease contracts	17,517		13,594		13,292
Management contracts	18,158		15,157		11,450

Total Region Two	35,675		28,751		24,742
Region Three
Lease contracts	19,905		23,707		35,365
Management contracts	45,985		37,822		34,456

Total Region Three	65,890		61,529		69,821
Region Four
Lease contracts	43,782		44,873		44,891
Management contracts	32,895		24,555		20,044

Total Region Four	76,677		69,428		64,935
Other
Lease contracts	101		365		246
Management contracts	(312)		(2,124)		144

Total Other	(211)		(1,759)		390
Reimbursed expense	400,621		356,782		346,055

Total revenues	$700,760		$621,721		$605,945

Gross Profit
Region One
Lease contracts	5,700	8%	5,800	9%	5,334	9%
Management contracts	27,168	55%	26,528	60%	26,204	65%

Total Region One	32,868		32,328		31,538
Region Two
Lease contracts	3,429	20%	2,981	22%	2,974	22%
Management contracts	10,934	60%	8,065	53%	6,301	55%

Total Region Two	14,363		11,046		9,275
Region Three
Lease contracts	1,475	7%	2,216	9%	2,303	7%
Management contracts	22,223	48%	20,473	54%	17,800	52%

Total Region Three	23,698		22,689		20,103
Region Four
Lease contracts	3,512	8%	4,154	9%	4,116	9%
Management contracts	14,390	44%	12,389	50%	10,937	55%

Total Region Four	17,902		16,543		15,053
Other
Lease contracts	137	136%	626	172%	(434)	(176)%
Management contracts	1,828	(586)%	2,431	(114)%	322	224%

Total Other	1,965		3,057		(112)
Total gross profit	90,796		85,663		75,857
General and administrative expenses	47,619		44,796		41,228
General and administrative expense percentage of gross profit	52%		52%		54%
Depreciation and amortization	6,059		5,335		5,638

Operating income	37,118		35,532		28,991
Other expenses (income):
Interest expense	6,476		7,056		8,296
Interest income	(173)		(610)		(552)

	6,303		6,446		7,744
Income before income taxes	30,815		29,086		21,247
Income tax expense (benefit)(1)	11,622		11,267		(14,880)

Net income	19,193		17,819		36,127
Less: Net income attributable to noncontrolling interest	148		446		376

Net income attributable to Standard Parking Corporation	$19,045		$17,373		$35,751

(a)	Excludes reimbursement of management contract expenses.

Region One encompasses operations in Delaware, District of Columbia, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Minnesota, Missouri, New Hampshire, New Jersey, New York, North Carolina, Ohio, Rhode Island, Vermont, Virginia, and Wisconsin.
Region Two encompasses operations in Alabama, British Columbia, Florida, Georgia, Louisiana, Ontario, Tennessee, and Texas.
Region Three encompasses operations in Arizona, California, Colorado, Hawaii, Nevada, Utah, Washington, and Wyoming.
Region Four encompasses all major airport and transportation operations nationwide.
Other consists of ancillary revenue that is not specifically identifiable to a region and insurance reserve adjustments related to prior years.
The CODM does not evaluate segments using discrete asset information.
Note R. Stock-Based Compensation
Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R using the modified prospective method and consequently we have not retroactively adjusted prior period results. Under this method, compensation costs for the years ended December 31, 2008, 2007 and 2006 are based on the estimated fair value of the respective options and the proportion vesting in the period. Deductions for stock-based employee compensation expense for the years ended December 31, 2008, 2007 and 2006 were calculated using the Black-Scholes option pricing model. Allocation of compensation expense was made using historical option terms for option grants made to our employees and historical price volatility.
The Company has an amended and restated Long-Term Incentive Plan that was adopted in conjunction with our IPO. On February 27, 2008, our Board of Directors approved an amendment to our Long-Term Incentive Plan, subject to shareholder approval, that increased the maximum number of shares of common stock available for awards under the Long-Term Incentive Plan from 2,000,000 to 2,175,000 and extended the Plan’s termination date. Our shareholders approved this Plan amendment on April 22, 2008, and the Plan now terminates twenty years from the date of such approval, or April 22, 2028. At December 31, 2008, 122,471 shares remained available for award under the Plan. In most cases, options granted under the Plan vest at the end of a three-year period from the date of the award. Options are granted with an exercise price equal to the closing price at the date of grant.
Stock Options and Grants
We use the Black-Scholes option pricing model to estimate the fair value of each option grant as of the date of grant. The volatilities are based on the 90 day historical volatility of our common stock as the grant date. The risk free interest rate is based on zero-coupon U.S. government issues with a remaining term equal to the expected life of the option. For options granted prior to 2008, the expected life for options was calculated using the simplified method. The simplified method was calculated as the vesting term plus the contractual term divided by two.

	2007	2006
Estimated weighted-average fair value of options granted	$7.86	$5.59

	2007	2006
Weighted average dividend yield	0%	0%
Weighted average volatility	34.84%	27.07%
Weighted average risk free interest rate	4.65%	5.03%
Expected life of option (years)	7	7
There were no options granted during the year ended December 31, 2008.

On January 24, 2008, we issued vested stock grants totaling 1,084 shares to a certain director. The total value of the grant was $25 and is included in general and administrative expenses.
On April 22, 2008, we issued vested stock grants totaling 16,200 to certain directors. The total value of the grant was $385 and is included in general and administrative expenses.
On April 25, 2007, we issued stock options, which vested immediately, to purchase 19,068 shares of common stock at a market price of $17.02 per share to certain directors.
On May 5, 2006, we issued stock options, which vested immediately, to purchase 26,820 shares of common stock at a market price of $13.53 per share to certain directors.
The Company recognized $411, $282 and $480 of stock based compensation expense for the years ended December 31, 2008, 2007 and 2006, respectively, which is included in general and administrative expense. As of December 31, 2008, there was no unrecognized compensation costs related to unvested options.
The following table summarizes the transactions pursuant to our stock option plans for the last three years ended December 31.

				Aggregate
	Number of	Weighted Average	Weighted Average Remaining	Intrinsic
	Shares	Exercise Price	Contractual Term (in years)	Value
Outstanding at December 31, 2005	1,142,510	$4.10
Granted	26,820	$13.53
Exercised	(148,266)	$3.41
Forfeited	—	n/a

Outstanding at December 31, 2006	1,021,064	$4.45
Granted	19,068	$17.03
Exercised	(228,654)	$4.36
Forfeited	(2,414)	$5.75

Outstanding at December 31, 2007	809,064	$4.77
Granted	—	n/a
Exercised	(152,161)	$4.75
Forfeited	—	n/a

Outstanding at December 31, 2008	656,903	$4.77	5.6	$9,572

Vested and Exercisable at December 31, 2008	656,903	$4.77	5.6	$9,572

At December 31, 2008, 2007 and 2006, options to purchase 656,903, 801,964 and 722,272 shares of common stock, respectively, were exercisable at weighted average exercise prices of $4.77, $4.75 and $3.85 per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was $2,615, $3,204, and $1,354, respectively.
A summary of the status of the nonvested options as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below:

		Weighted Average
		Grant-Date
Nonvested Options	Shares	Fair Value
Nonvested at January 1, 2008	7,100	$7.40
Granted	—	—
Vested	(7,100)	$7.40
Forfeited	—	—

Nonvested at December 31, 2008	—	—

Performance-Based Incentive Program
In December 2006, the Board of Directors adopted a performance-based incentive program under our Long-Term Incentive Plan. This new program provides participating executives with the opportunity to earn a combination of stock (50%) and cash (50%) if certain performance targets for pre-tax income and pre-tax free cash flow are achieved. On February 23, 2007, certain participating executives became entitled to performance restricted stock based on the stock price at the commencement of the three year performance cycle (2007 — 2009) and as a result 16,404 shares were issued subject to vesting upon the achievement of the performance goals. On April 13, 2007, an additional 13,294 shares of the performance restricted stock were issued subject to vesting upon the achievement of the three year performance goals to the remaining participating executives. On December 31, 2007, 3,849 shares were released free of restrictions in accordance with the achievement of the first year performance goals. On December 31, 2008, 7,072 shares were released free of restrictions in accordance with the achievement of the second year performance goals.

A summary of the status of the nonvested restricted stock shares as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below:

		Weighted Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2008	25,849	$19.21
Granted	—	—
Vested	(7,072)	$19.21
Forfeited	(2,816)	$19.21

Nonvested at December 31, 2008	15,961	$19.21

The total value of the restricted stock awards vested during the year ended December 31, 2008 was $136.
In accordance with SFAS No. 123R, recording of stock-based compensation expense for awards with performance conditions is based on the probable outcome of that performance condition. The Company recognized $107 and $182 of stock-based compensation expense and $107 and $182 of cash compensation expense related to the performance-based incentive program, for the years ended December 31, 2008 and 2007, respectively, which is included in general and administrative expenses. As of December 31, 2008, there was $91 of unrecognized compensation costs related to the performance-based incentive program which is expected to be recognized over a weighted average period of 1 year.
Restricted Stock Unit
In March 2008, the Company’s Compensation Committee and the Board of Directors authorized a one-time grant of 750,000 restricted stock units that subsequently were awarded to members of our senior management team on July 1, 2008. In November 2008, an additional 5,000 restricted stock units were also awarded. The restricted stock units vest in one-third installments on each of the tenth, eleventh and twelfth anniversaries of the grant date. The restricted stock unit agreements provide for accelerated vesting upon the recipient’s retirement age.
The cost of restricted stock units is determined using the fair value of our common stock on the date of the grant, and compensation expense is recognized over the vesting period. In accordance with SFAS No. 123R, we estimate forfeitures at the time of the grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting forfeitures and record stock-based compensation expense only for those awards that are expected to vest.
A summary of the status of the restricted stock units as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below:

		Weighted Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2008	—	—
Granted	755,000	$18.26
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2008	755,000	$18.26

The Company recognized $991 of stock based compensation expense related to the restricted stock units for the year ended December 31, 2008, which is included in general and administrative expense. As of December 31, 2008, there was $11,661 of unrecognized stock-based compensation costs, net of estimated forfeitures, related to the restricted stock units that is expected to be recognized over a weighted average period of approximately 7.8 years.

Note S. Hurricane Katrina
On May 2, 2008, we entered into a definitive settlement agreement with our insurance carrier which finalized all of our open claims with respect to Hurricane Katrina. The settlement agreement was for $4,225 of which $2,000 was received previously. We were required to reimburse the owners of the leased and managed locations for property damage of approximately $2,228. After payment of settlement fees, expenses and other amounts due under contractual arrangements, we recorded $1,997 in pre-tax income, of which $1,577 was recorded as revenue and $420 was recorded as a reduction of general and administrative expenses.

STANDARD PARKING CORPORATION
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(In Thousands)

		Additions
	Balance at	Charged to		Balance at
	Beginning of	Costs and		End of
Description	Year	Expenses	Reductions(1)	Year(2)
Year ended December 31, 2008:
Deducted from asset accounts
Allowance for doubtful accounts	$3,617	$850	$(600)	$3,867
Year ended December 31, 2007:
Deducted from asset accounts
Allowance for doubtful accounts	3,384	1,066	(833)	3,617
Year ended December 31, 2006:
Allowance for doubtful accounts	3,565	971	(1,152)	3,384
Deducted from asset accounts
Deferred tax valuation account
Year ended December 31, 2008	608	0	(152)	456
Year ended December 31, 2007	569	39	—	608
Year ended December 31, 2006	24,493	—	(23,924)	569

(1)	Represents uncollectible accounts written off, net of recoveries and reversal of provision.

(2)	Includes long-term receivables valuation allowance of $2.5 million.